Exhibit 10.1

Execution Version

Second Amendment TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS Second Amendment TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT dated October 16, 2024 (the “Agreement”), is executed by each of the Lenders hereto, TRUIST BANK, as Administrative Agent (the “Administrative Agent”), COMMUNITY HEALTHCARE TRUST INCORPORATED, a Maryland corporation (the “Borrower”), Subsidiary Loan Parties and the other parties hereto.

WHEREAS, the Borrower, the financial institutions signatory thereto and their assignees thereunder (the “Lenders”), the Administrative Agent, and the other parties thereto, have entered into that certain Third Amended and Restated Credit Agreement dated as of March 19, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement;

WHEREAS, the Borrower has requested to make certain amendments to the Credit Agreement as set forth herein and the Administrative Agent and the Lenders have agreed to such amendments on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1. Amendments to Credit Agreement.

(a)            The parties hereto hereby agree that the Credit Agreement (including Schedule I thereto) is amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the underlined text (indicated textually in the same manner as the following example: underlined text) as set forth in Annex A attached hereto.

(b)            The A-5 Term Loan Lenders hereby acknowledge and consent to the Stated Termination Date occurring prior to the A-5 Term Loan Maturity Date.

Section 2. Conditions Precedent. The effectiveness of this Agreement is subject to receipt by the Administrative Agent of each of the following, each in form and substance reasonably satisfactory to the Administrative Agent:

(a)            a counterpart of this Agreement duly executed by the Borrower, the Administrative Agent and all Lenders;

(b)            any promissory notes requested by the Lenders pursuant to Section 2.10(b) of the Credit Agreement;

(c)            a certificate of the Secretary or Assistant Secretary of each Loan Party substantially in the form of Exhibit 3.1(b)(iv) to the Credit Agreement, (A) attaching and certifying copies of (1) its bylaws, partnership agreement, limited liability company agreement or comparable organizational document, and (2) the resolutions of its board of directors or other equivalent governing body, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and (B) certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;

(d)            certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party and each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign corporation;

(e)            a favorable written opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, counsel to the Loan Parties, addressed to the Administrative Agent, the Issuing Bank and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents, the Collateral and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;

(f)             a certificate substantially in the form of Exhibit 3.1(b)(vii) to the Credit Agreement, dated the Second Amendment Closing Date and signed by a Responsible Officer and the chief financial officer of the Borrower, certifying that, after giving effect to the funding of all Borrowings, the issuance of any initial Letters of Credit, and the consummation of the transactions contemplated to occur on the Second Amendment Closing Date (including the execution and delivery of the Loan Documents), (A) no Default or Event of Default exists, (B) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (or in the case of representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality qualifier, in all respects) and (C) each Loan Party is Solvent;

(g)            a duly executed Notice of Borrowing for the Borrowing of Revolving Loans;

(h)            a duly executed funds disbursement agreement, together with a report setting forth the sources and uses of the proceeds of any such initial Borrowing, demonstrating that the A-3 Term Loans (as defined in the Credit Agreement immediately prior to giving effect to this Agreement) have been repaid in full or will be repaid in full with proceeds of the Revolving Loans simultaneously with the effectiveness of this Agreement;

(i)             a duly completed and executed Compliance Certificate, including calculations of the Financial Covenants hereof as of June 30, 2024, calculated on a pro forma basis as if the Borrowing of any initial Revolving Borrowing had been funded as of the first day of the relevant period for testing compliance (and setting forth in reasonable detail such calculations);

(j)             all documents, reports, certificates and other information requested by Administrative Agent in connection with the Unencumbered Pool Properties and the determination to include such Properties in the Unencumbered Pool Value hereunder;

(k)            copies of all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of any Loan Party, the Borrower or any of their respective Subsidiaries in connection with the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the Commitments or any transaction being financed with the proceeds thereof shall be ongoing;

(l)             copies of all Material Agreements requested by Administrative Agent;

(m)            if requested by the Administrative Agent, certificates of insurance, in form and detail acceptable to the Administrative Agent, describing the types and amounts of insurance (property and liability) maintained by any of the Loan Parties;

(n)            copies of all documentation and information required by any Governmental Authority under the Patriot Act and other applicable “know your customer” and anti-money laundering laws;

(o)            each Loan Party or Subsidiary thereof that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall, collectively, have delivered to the Administrative Agent, and any Lender requesting the same, one Beneficial Ownership Certification in relation to each such Loan Party or such Subsidiary, in each case, at least five (5) Business Days prior to the date of closing;

(p)            payment of all fees, expenses and other amounts due and payable on or prior to the Second Amendment Closing Date, including, without limitation, reimbursement or payment of all out-of-pocket expenses of the Administrative Agent, the Joint Lead Arrangers and their Affiliates (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder (including under Section 9 of this Agreement), under any other Loan Document and under any agreement with the Administrative Agent or the Joint Lead Arrangers; and

(q)            all such other documents, certificates and information as the Administrative Agent or the Required Lenders shall have reasonably requested.

Section 4. Representations and Warranties. Each Loan Party hereby represents and warrants as follows:

(a)            at the time of and immediately after giving effect to this Agreement, all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties are true and correct in all respects) on and as of the date of this Agreement, in each case before and after giving effect thereto, except to the extent made as of a specific date (in which case such representations and warranties shall be true and correct in all material respects (or all respects, as applicable) as of such date);

(b)            the execution, delivery and performance by such Loan Party of this Agreement are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action and (i) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect and except for filings necessary to perfect or maintain perfection of the Liens created under the Loan Documents, (ii) will not violate any Requirement of Law applicable to the Borrower or any Subsidiary Loan Party or any judgment, order or ruling of any Governmental Authority, (iii) will not violate or result in a default under any Contractual Obligation of the Borrower or any Subsidiary Loan Party or give rise to a right thereunder to require any payment to be made by the the Borrower or any Subsidiary Loan Party and (iv) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary Loan Party, except Liens (if any) created under the Loan Documents;

(c)            this Agreement has been duly executed and delivered by such Loan Party, and constitutes a valid and binding obligation of such Loan Party, enforceable against it in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity;

(d)            on and as of the date hereof and immediately after giving effect to this Agreement, no Default or Event of Default exists; and

(e)            since the Closing Date, there has been no change which has had or could reasonably be expected to have a Material Adverse Effect.

Section 5. No Further Waivers; Ratification of Liability. Except as expressly waived hereby, the Credit Agreement and each of the other Loan Documents shall remain in full force and effect in accordance with their respective terms. Each Loan Party hereby ratifies, confirms and reaffirms its respective liabilities, payment and performance obligations (contingent or otherwise) and agreements under the Credit Agreement and the other Loan Documents to which it is a party, and the liens and security interests granted, created and perfected thereby. This Agreement shall not constitute a modification of the Credit Agreement or a course of dealing with the Administrative Agent or any Lender at variance with the Credit Agreement such as to require further notice by the Administrative Agent or any Lender to require strict compliance with the terms of the Credit Agreement and the other Loan Documents in the future, except as expressly set forth herein. This Agreement contains the entire agreement among the Loan Parties and the Lenders contemplated by this Agreement. No Loan Party has any knowledge of any challenge to the Administrative Agent’s or any Lender’s claims arising under the Loan Documents or the effectiveness of the Loan Documents. Except as expressly set forth in the foregoing waiver, the Administrative Agent and the Lenders reserve all rights, privileges and remedies under the Loan Documents.

Section 6. No Novation. Nothing in this Agreement is intended, or shall be construed, to constitute a novation or an accord and satisfaction of any of the Obligations or to modify, affect or impair the perfection, priority or continuation of the security interests in, security titles to or other Liens on any Collateral for the Obligations.

Section 7. Release. In consideration of the waivers contained herein, each of the Loan Parties hereby waives and releases the Lenders, the Administrative Agent, the Swingline Lender and the Issuing Bank from any and all claims and defenses, known or unknown, existing on the date hereof with respect to the Credit Agreement and the other Loan Documents and the transactions contemplated thereby.

Section 8. Further Assurances. The Borrower agrees to take all further actions and execute such other documents and instruments as the Administrative Agent may from time to time reasonably request to carry out the transactions contemplated by this Agreement, the Loan Documents and all other agreements executed and delivered in connection herewith.

Section 9. Costs and Expenses. The Borrower agrees to pay on demand all reasonable, documented out-of-pocket costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and the other instruments and documents to be delivered hereunder or in connection with the Credit Agreement with respect to the matters covered hereby, including, without limitation, the reasonable, documented fees, charges and disbursements of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities hereunder and thereunder.

Section 10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 11. Loan Document. This Agreement shall be deemed to be a Loan Document for all purposes.

Section 12. Affirmation of Guaranty. By executing this Agreement, the Subsidiary Loan Parties each hereby acknowledges, consents and agrees that all of its obligations and liabilities under the Guaranty Agreement remain in full force and effect, and that the execution and delivery of this Agreement and any and all documents executed in connection herewith shall not alter, amend, reduce or modify its obligations and liabilities under the Guaranty Agreement or any of the other Loan Documents to which it is a party.

Section 13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Delivery of an executed counterpart to this Agreement by facsimile or other electronic method of transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section 14. Severability. In case any provision of or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 15. Headings. Headings and captions used in this Agreement are included for convenience of reference only and shall not be given any substantive effect.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Third Amended and Restated Credit Agreement to be duly executed as of the date first above written.

BORROWER:	COMMUNITY HEALTHCARE TRUST INCORPORATED

	By:	/s/ William G. Monroe, IV
		Name:	William G. Monroe, IV
		Title:	Chief Financial Officer

[Signature page to Second Amendment to Third Amended and Restated Credit Agreement (Community Healthcare Trust Incorporated)]

SUBSIDIARY LOAN PARTIES:	COMMUNITY HEALTHCARE OP, LP
COMMUNITY HEALTHCARE TRUST SERVICES, INC.
CHCT ALABAMA, LLC
CHCT ARIZONA, LLC
CHCT ARKANSAS, LLC
CHCT CALIFORNIA, LLC
CHCT COLORADO, LLC
CHCT CONNECTICUT, LLC
CHCT - CONNECTICUT II, LLC
CHCT FLORIDA, LLC
CHCT GEORGIA, LLC
CHCT ILLINOIS, LLC
CHCT INDIANA, LLC
CHCT IOWA, LLC
CHCT LOUISIANA, LLC
CHCT MASSACHUSETTS, LLC
CHCT MICHIGAN, LLC
CHCT MINNESOTA, LLC
CHCT NEBRASKA, LLC
CHCT NEVADA, LLC
CHCT NEW JERSEY, LLC
CHCT NEW HAMPSHIRE, LLC
CHCT NEW YORK, LLC
CHCT NORTH CAROLINA, LLC
CHCT OKLAHOMA, LLC
CHCT RHODE ISLAND, LLC
CHCT WASHINGTON, LLC
CHCT WEST VIRGINIA, LLC
CHCT KANSAS, LLC
CHCT KENTUCKY, LLC
CHCT LENDING, LLC
CHCT MARYLAND, LLC
CHCT MISSISSIPPI, LLC
CHCT OHIO, LLC
CHCT PENNSYLVANIA, LLC
CHCT SOUTH CAROLINA, LLC
CHCT TENNESSEE, LLC
CHCT TEXAS, LLC
CHCT VIRGINIA, LLC
CHCT WISCONSIN, LLC

By:	/s/ William G. Monroe, IV
	Name:	William G. Monroe, IV
	Title:	Chief Financial Officer

CHCT HOLDINGS, INC.

By:	/s/ William G. Monroe, IV
	Name:	William G. Monroe, IV
	Title:	Secretary

[Signature page to Second Amendment to Third Amended and Restated Credit Agreement (Community Healthcare Trust Incorporated)]

TRUIST BANK,
as the Administrative Agent, as the Issuing Bank, as the Swingline Lender and as a Lender

By:	/s/ Anton Brykalin
	Name:	Anton Brykalin
	Title:	Director

[Signature page to Second Amendment to Third Amended and Restated Credit Agreement (Community Healthcare Trust Incorporated)]

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Eric Hafertepen
Name: Eric Hafertepen
Title: Senior Vice President

[Signature page to Second Amendment to Third Amended and Restated Credit Agreement (Community Healthcare Trust Incorporated)]

FIFTH THIRD BANK, NATIONAL ASSOCIATION as a Lender

By:	/s/ Michael P. Perillo
Name: Michael P. Perillo
Title: Managing Director

[Signature page to Second Amendment to Third Amended and Restated Credit Agreement (Community Healthcare Trust Incorporated)]

FIRST HORIZON BANK, as a Lender

By:	/s/ Bill Berrell
Name: Bill Berrell
Title: SVP

[Signature page to Second Amendment to Third Amended and Restated Credit Agreement (Community Healthcare Trust Incorporated)]

HUNTINGTON NATIONAL BANK, as a Lender

By:	/s/ Michael J. Kinnick
Name: Michael J. Kinnick
Title: Managing Director

[Signature page to Second Amendment to Third Amended and Restated Credit Agreement (Community Healthcare Trust Incorporated)]

REGIONS BANK, as a Lender

By:	/s/ Warren Beck
Name: Warren Beck
Title: Vice President

[Signature page to Second Amendment to Third Amended and Restated Credit Agreement (Community Healthcare Trust Incorporated)]

SYNOVUS BANK, as a Lender

By:	/s/ Zachary Braun
Name: Zachary Braun
Title: Director

[Signature page to Second Amendment to Third Amended and Restated Credit Agreement (Community Healthcare Trust Incorporated)]

HANCOCK WHITNEY BANK, as a Lender

By:	/s/ Michael Woodnorth
Name: Michael Woodnorth
Title: Vice President

[Signature page to Second Amendment to Third Amended and Restated Credit Agreement (Community Healthcare Trust Incorporated)]

PINNACLE BANK, as a Lender

By:	/s/ Allison H. Jones
Name: Allison H. Jones
Title: Senior Vice President

[Signature page to Second Amendment to Third Amended and Restated Credit Agreement (Community Healthcare Trust Incorporated)]

CADENCE BANK, as a Lender

By:	/s/ Zachary Colby
Name: Zachary Colby
Title: Assistant Vice President

[Signature page to Second Amendment to Third Amended and Restated Credit Agreement (Community Healthcare Trust Incorporated)]

RENASANT BANK, as a Lender

By:	/s/ Nathan Keller
Name: Nathan Keller
Title: Senior Managing Director

[Signature page to Second Amendment to Third Amended and Restated Credit Agreement (Community Healthcare Trust Incorporated)]

ServisFirst Bank, as a Lender

By:	/s/ Sandra G. Hamrick
Name: Sandra G. Hamrick
Title: Senior Vice President

[Signature page to Second Amendment to Third Amended and Restated Credit Agreement (Community Healthcare Trust Incorporated)]

OLD NATIONAL BANK, successor in interest to CapStar Bank, as an Existing Lender

By:	/s/ Evan Barker
Name: Evan Barker
Title: SVP, Healthcare Banking

[Signature page to Second Amendment to Third Amended and Restated Credit Agreement (Community Healthcare Trust Incorporated)]

Annex A

(See attached.)

Execution Version

Facility CUSIP: 20368UAD9

Revolving Loan CUSIP: 20368UAE7

~~A-3 Term Loan CUSIP: 20368UAH0~~

A-4 Term Loan CUSIP: 20368UAJ6

A-5 Term Loan CUSIP: 20368UAK3

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

dated as of March 19, 2021

among

COMMUNITY HEALTHCARE TRUST INCORPORATED,

as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

TRUIST BANK,

as Administrative Agent

TRUIST SECURITIES, INC.,

~~HUNTINGTON NATIONAL BANK,~~

KEYBANC CAPITAL MARKETS, INC.,

REGIONS CAPITAL MARKETS, a division of Regions Bank,

FIRST HORIZON BANK,

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

~~FIRST HORIZON~~HUNTINGTON NATIONAL BANK,

and

~~PINNACLE~~SYNOVUS BANK,

~~and~~

~~HANCOCK WHITNEY BANK~~

as Joint Lead Arrangers ~~and~~, Joint Book Managers

and ~~FIFTH THIRD BANK, NATIONAL ASSOCIATION~~

~~and~~

~~FIRST HORIZON BANK~~

as Co-Syndication Agents

~~HUNTINGTON NATIONAL~~HANCOCK WHITNEY BANK

and

~~REGIONS~~PINNACLE BANK

as Co-Documentation Agents

ARTICLE I DEFINITIONS; CONSTRUCTION		1
Section 1.1.	Definitions	1
Section 1.2.	Classifications of Loans and Borrowings	~~37~~38
Section 1.3.	Accounting Terms and Determination	39
Section 1.4.	Terms Generally	39
Section 1.5.	Divisions	40
Section 1.6.	Rates	40
Section 1.7.	Reallocation; Effect of Amendment	40

ARTICLE II AMOUNT AND TERMS OF THE COMMITMENTS		~~39~~42
Section 2.1.	General Description of Facilities	~~39~~42
Section 2.2.	Revolving Loans	~~40~~42
Section 2.3.	Procedure for Borrowings	~~40~~42
Section 2.4.	Swingline Commitment	~~41~~43
Section 2.5.	~~Extension Option~~[Reserved]	~~42~~44
Section 2.6.	Funding of Borrowings	45
Section 2.7.	Interest Elections	~~43~~45
Section 2.8.	Optional Reduction and Termination of Commitments	46
Section 2.9.	Repayment of Loans	47
Section 2.10.	Evidence of Indebtedness	47
Section 2.11.	Optional Prepayments	~~45~~47
Section 2.12.	Mandatory Prepayments	48
Section 2.13.	Interest on Loans	48
Section 2.14.	Fees	49
Section 2.15.	Computation of Interest and Fees	50
Section 2.16.	Inability to Determine Interest Rates; Benchmark Replacement Language	50
Section 2.17.	Illegality	52
Section 2.18.	Increased Costs	~~50~~52
Section 2.19.	Funding Indemnity	54
Section 2.20.	Taxes	~~52~~54
Section 2.21.	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	58
Section 2.22.	Letters of Credit	59
Section 2.23.	Increase of Commitments; Incremental Term Loans; Additional Lenders	63
Section 2.24.	Mitigation of Obligations	65
Section 2.25.	Replacement of Lenders	~~63~~65
Section 2.26.	Defaulting Lenders	66
Section 2.27.	A-4 Term Loans	69
Section 2.28.	~~A-3 Term Loans~~[Reserved.]	69
Section 2.29.	A-5 Term Loans	~~68~~69

ARTICLE III CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT		70
Section 3.1.	Conditions to Effectiveness	70
Section 3.2.	Conditions to Each Credit Event	72
Section 3.3.	Delivery of Documents	~~71~~72

ARTICLE IV REPRESENTATIONS AND WARRANTIES		73
Section 4.1.	Existence; Power	73
Section 4.2.	Organizational Power; Authorization	73
Section 4.3.	Governmental Approvals; No Conflicts	73

i

Section 4.4.	Financial Statements	73
Section 4.5.	Litigation and Environmental Matters	~~72~~73
Section 4.6.	Compliance with Laws and Agreements	~~73~~75
Section 4.7.	Investment Company Act	75
Section 4.8.	Taxes	75
Section 4.9.	Margin Regulations	75
Section 4.10.	ERISA	~~74~~75
Section 4.11.	Ownership of Property; Insurance	76
Section 4.12.	Disclosure	~~75~~76
Section 4.13.	Labor Relations	77
Section 4.14.	Subsidiaries	77
Section 4.15.	Solvency	77
Section 4.16.	[Reserved]	77
Section 4.17.	[Reserved]	77
Section 4.18.	Unencumbered Pool Properties	77
Section 4.19.	Material Agreements	~~76~~77
Section 4.20.	Healthcare Matters	~~76~~77
Section 4.21.	Sanctions and Anti-Corruption Laws	~~77~~78
Section 4.22.	[Reserved]	79
Section 4.23.	REIT Status	79
Section 4.24.	Unencumbered Pool Properties	79
Section 4.25.	Affected Financial Institutions	79
Section 4.26.	Beneficial Ownership Certification	79

ARTICLE V AFFIRMATIVE COVENANTS		79
Section 5.1.	Financial Statements and Other Information	79
Section 5.2.	Notices of Material Events	81
Section 5.3.	Existence; Conduct of Business	~~82~~83
Section 5.4.	Compliance with Laws	~~82~~83
Section 5.5.	Payment of Obligations	~~82~~83
Section 5.6.	Books and Records	84
Section 5.7.	Visitation and Inspection	84
Section 5.8.	Maintenance of Properties; Insurance	84
Section 5.9.	Use of Proceeds; Margin Regulations	~~83~~84
Section 5.10.	Operating Accounts	~~83~~84
Section 5.11.	Guarantors	~~83~~85
Section 5.12.	Further Assurances	86
Section 5.13.	REIT Status	~~85~~86
Section 5.14.	Healthcare Matters	~~85~~86
Section 5.15.	Environmental Matters	87
Section 5.16.	[Reserved]	~~86~~87
Section 5.17.	Beneficial Ownership Regulation	88

ARTICLE VI FINANCIAL COVENANTS		88
Section 6.1.	Leverage Ratio	88
Section 6.2.	Fixed Charge Coverage Ratio	88
Section 6.3.	Tangible Net Worth	88
Section 6.4.	Unencumbered Leverage Ratio	88
Section 6.5.	Restricted Payments	~~87~~88
Section 6.6.	Restriction on Secured Indebtedness	~~87~~88
Section 6.7.	Restriction on Recourse Debt	~~87~~88

Section 6.8.	Minimum Debt Service Coverage Ratio	~~87~~88

ARTICLE VII NEGATIVE COVENANTS		89
Section 7.1.	Indebtedness and Preferred Equity	89
Section 7.2.	Liens	~~89~~90
Section 7.3.	Fundamental Changes	~~89~~90
Section 7.4.	Investments, Loans	91
Section 7.5.	[Reserved]	~~91~~92
Section 7.6.	[Reserved]	~~91~~92
Section 7.7.	Transactions with Affiliates	~~91~~92
Section 7.8.	Restrictive Agreements	93
Section 7.9.	Sale and Leaseback Transactions	93
Section 7.10.	Hedging Transactions	~~92~~93
Section 7.11.	Amendment to Material Documents	~~92~~93
Section 7.12.	Accounting Changes	~~92~~93
Section 7.13.	Sanctions and Anti-Corruption Laws	~~92~~93
Section 7.14.	Permitted Subordinated Debt	94

ARTICLE VIII EVENTS OF DEFAULT		~~93~~94
Section 8.1.	Events of Default	~~93~~94
Section 8.2.	Application of Proceeds	97

ARTICLE IX THE ADMINISTRATIVE AGENT		98
Section 9.1.	Appointment of the Administrative Agent	98
Section 9.2.	Nature of Duties of the Administrative Agent	~~97~~98
Section 9.3.	Lack of Reliance on the Administrative Agent	~~98~~99
Section 9.4.	Certain Rights of the Administrative Agent	~~98~~99
Section 9.5.	Reliance by the Administrative Agent	100
Section 9.6.	The Administrative Agent in its Individual Capacity	100
Section 9.7.	Successor Administrative Agent	~~99~~100
Section 9.8.	Withholding Tax	101
Section 9.9.	The Administrative Agent May File Proofs of Claim	101
Section 9.10.	Erroneous Payments	~~100~~101
Section 9.11.	Guaranty Matters	104
Section 9.12.	~~Syndication Agents~~[Reserved]	104
Section 9.13.	[Reserved]	~~103~~104
Section 9.14.	Bank Product Obligations and Hedging Obligations	~~103~~104

ARTICLE X MISCELLANEOUS		~~103~~104
Section 10.1.	Notices	~~103~~104
Section 10.2.	Waiver; Amendments	~~105~~106
Section 10.3.	Expenses; Indemnification	109
Section 10.4.	Successors and Assigns	~~109~~110
Section 10.5.	Governing Law; Jurisdiction; Consent to Service of Process	~~113~~114
Section 10.6.	WAIVER OF JURY TRIAL	~~114~~115
Section 10.7.	Right of Set-off	~~114~~115
Section 10.8.	Counterparts; Integration	~~114~~115
Section 10.9.	Survival	116
Section 10.10.	Severability	~~115~~116
Section 10.11.	Confidentiality	~~115~~116
Section 10.12.	Interest Rate Limitation	~~116~~117

Section 10.13.	Patriot Act	~~116~~117
Section 10.14.	No Advisory or Fiduciary Responsibility	~~116~~117
Section 10.15.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~117~~118
Section 10.16.	Effect on Existing Credit Agreement	~~117~~118
Section 10.17.	Acknowledgement Regarding Any Supported QFCs	~~117~~119

Schedules

Schedule I		Commitment Amounts
Schedule 4.14	-	Subsidiaries
Schedule 4.19	-	Material Agreements
Schedule 7.1	-	Existing Indebtedness
Schedule 7.4	-	Existing Investments

Exhibits

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Joinder Agreement
Exhibit 2.3	-	Form of Notice of Revolving Borrowing
Exhibit 2.4	-	Form of Notice of Swingline Borrowing
Exhibit 2.7	-	Form of Notice of Continuation/Conversion
Exhibits 2.20	-	Form of Tax Certificates
Exhibit 3.1(b)(iii)	-	Form of Guaranty Agreement
Exhibit 3.1(b)(iv)	-	Form of Secretary’s Certificate
Exhibit 3.1(b)(vii)	-	Form of Officer’s Certificate
Exhibit 5.1(c)	-	Form of Compliance Certificate

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is made and entered into as of March 19, 2021, by and among COMMUNITY HEALTHCARE TRUST INCORPORATED, a Maryland corporation (the “Borrower”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and TRUIST BANK, in its capacity as administrative agent for the Lenders, as issuing bank and as swingline lender.

W I T N E S S E T H:

WHEREAS, pursuant to that certain Second Amended and Restated Credit Agreement dated as of March 29, 2017 (as amended and in effect immediately prior to the date hereof, the “Existing Credit Agreement”) by and among the Borrower, the OP Guarantor, the several banks and other financial institutions party thereto as “Lenders”, Truist Bank, successor by merger to SunTrust Bank, as Administrative Agent and the other parties thereto, such Lenders established a $325,000,000 credit facility in favor of the Borrower, consisting of (i) a $150,000,000 revolving credit facility, (ii) a five-year term loan facility in the aggregate principal amount of $50,000,000 (the “Existing 5-Year Facility”), (iii) a seven-year term loan facility in the aggregate principal amount of $50,000,000 and (iv) a seven-year term loan facility in the aggregate principal amount of $75,000,000; and

WHEREAS, the parties hereto desire to amend and restate the terms of the Existing Credit Agreement to, among other things, (i) provide a new seven-year term loan facility in the aggregate principal amount of $125,000,000, the proceeds of which shall be used to repay the Existing 5-Year Facility and certain loans outstanding under the existing revolving credit facility and (ii) to provide other modifications to the other existing facilities on the terms and conditions contained herein;

WHEREAS, the parties hereto desire to amend the terms of the Credit Agreement on the First Amendment Date to, among other things, (i) provide for a new seven-year and three-month term loan facility in the aggregate principal amount of $150,000,000, the proceeds of which shall be used to repay certain existing term loans maturing on March 29, 2024 and (ii) to provide other modifications to the other existing facilities on the terms and conditions contained herein;

WHEREAS, the parties hereto desire to amend the terms of the Credit Agreement on the Second Amendment Date to, among other things, (i) increase the aggregate revolving credit facility principal amount to $400,000,000, a portion of the proceeds of which shall be used to repay certain existing term loans maturing on March 29, 2026, (ii) to extend the Revolving Commitment Termination Date and (iii) to provide other modifications to the other existing facilities on the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, the Administrative Agent, the Issuing Bank, and the Swingline Lender agree that the Existing Credit Agreement is amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1.      Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“A~~-3~~-4 Term Loan” shall mean a term loan made by an A~~-3~~-4 Term Loan Lender to the Borrower pursuant to Section ~~2.28~~2.27.

~~“A-3 Term Loan Lender” shall mean each Lender holding an outstanding A-3 Term Loan.~~

~~“A-3 Term Loan Maturity Date” shall mean the earlier of (i) March 29, 2026 and (ii) the date on which all amounts outstanding under this Agreement have been declared, or have automatically become, due and payable (whether by acceleration or otherwise) in accordance with the terms herein.~~

~~“A-4 Term Loan” shall mean a term loan made by an A-4 Term Loan Lender to the Borrower pursuant to Section 2.27.~~

“A-4 Term Loan Commitment” shall mean, with respect to each A-4 Term Loan Lender, the obligation of such A-4 Term Loan Lender to make an A-4 Term Loan on the Closing Date, in the principal amount not exceeding the amount set forth with respect to such A-4 Term Loan Lender on Schedule I. The aggregate principal amount of all A-4 Term Loan Lender’s A-4 Term Loan Commitments as of the Closing Date is $125,000,000.

“A-4 Term Loan Lender” shall mean each Lender with an A-4 Term Loan Commitment or holding an outstanding A-4 Term Loan.

“A-4 Term Loan Maturity Date” shall mean the earlier of (i) March 19, 2028 and (ii) the date on which all amounts outstanding under this Agreement have been declared, or have automatically become, due and payable (whether by acceleration or otherwise) in accordance with the terms herein.

“A-5 Term Loan” shall mean a term loan made by an A-5 Term Loan Lender to the Borrower pursuant to Section 2.29.

“A-5 Term Loan Commitment” shall mean, with respect to each A-5 Term Loan Lender, the obligation of such A-5 Term Loan Lender to make an A-5 Term Loan on the First Amendment Date, in the principal amount not exceeding the amount set forth with respect to such A-5 Term Loan Lender on Schedule I. The aggregate principal amount of all A-5 Term Loan Lender’s A-5 Term Loan Commitments as of the Closing Date is $150,000,000.

“A-5 Term Loan Lender” shall mean each Lender with an A-5 Term Loan Commitment or holding an outstanding A-5 Term Loan.

“A-5 Term Loan Maturity Date” shall mean the earlier of (i) March 14, 2030 and (ii) the date on which all amounts outstanding under this Agreement have been declared, or have automatically become, due and payable (whether by acceleration or otherwise) in accordance with the terms herein.

“Acquisition Closing Costs” shall mean the actual closing costs incurred by the Borrower or any of its Subsidiaries in connection with the acquisitions of any Property determined in accordance with GAAP.

“Additional Lender” shall have the meaning set forth in Section 2.23(b).

“Adjusted Daily Simple SOFR” shall mean, for any day (a “Simple SOFR Rate Day”), a rate per annum equal to the greater of (a) the sum of (i) SOFR for the day (such day, a “Simple SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (A) if such Simple SOFR Rate Day is a U.S. Government Securities Business Day, such Simple SOFR Rate Day or (B) if such Simple SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Simple SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if by 5:00 p.m. on the second (2nd) U.S. Government Securities Business Day immediately following any Simple SOFR Determination Day, SOFR in respect of such Simple SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Adjusted Daily Simple SOFR has not occurred, then SOFR for such Simple SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided further that SOFR as determined pursuant to this proviso shall be utilized for purposes of calculation of Adjusted Daily Simple SOFR for no more than three (3) consecutive Simple SOFR Rate Days and (ii) the Simple SOFR Adjustment and (b) the Floor. Any change in Adjusted Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Adjusted Term SOFR” shall mean, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided, that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Adjusted EBITDA” shall mean the EBITDA of the Borrower and its Subsidiaries for the period of four consecutive Fiscal Quarters most recently ended less applicable Capital Reserves.

“Adjusted Funds From Operations” shall mean, with respect to a Person and for a given period, (i) net income (or loss) of such Person for such period determined on a consolidated basis, minus (or plus) (ii) gains (or losses) from debt restructuring and sales of property or assets during such period, plus (iii) depreciation with respect to such Person’s real property and amortization (including any amortization costs related to Accounting Standards Codification 842 but excluding amortization of deferred financing costs) of such Person for such period, plus (iv) any non-cash compensation expense attributable to grants of stock options, such Person’s deferred compensation plan, restricted stock or similar rights to officers, directors and employees of such Person, plus (v) write-offs or adjustments of straight-line rent, plus (or minus) (vi) non-cash impairment losses (or recoveries) of real estate properties or other investment assets; plus (vii) non-recurring charges, including, without limitation, acquisition expenses, non-cash charges related to the write-off of deferred equity and financing costs, plus (or minus) (viii) other non-cash losses (or gains) included in the financial statements provided pursuant to Sections 5.1(a) and (b) hereof, all after adjustment for Unconsolidated Affiliates. Adjustments for Unconsolidated Affiliates will be calculated to reflect funds from operations on the same basis.

“Adjusted Net Operating Income” shall mean, with respect to a Property for a given period, the Net Operating Income for such Property for such period, less applicable Capital Reserves for such Property for such period.

“Administrative Agent” shall mean Truist Bank in its capacity as administrative agent for the Lenders under any of the Loan Documents, or any successor administrative agent.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlled by” and “under common Control with” have the meanings correlative thereto.

“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. On the ~~Closing~~Second Amendment Date, the Aggregate Revolving Commitment Amount is $~~150,000,000~~400,000,000.

“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.

“Agreement” shall have the meaning set forth in the introductory paragraph hereof.

“Anti-Corruption Laws” shall mean all laws, rules and regulations of any jurisdiction applicable to Borrower and/or its Subsidiaries concerning or relating to bribery or corruption.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or such Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean, as of any date, with respect to interest on a particular Class and Type of Loans outstanding on such date or the letter of credit fee, as the case may be, the percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth in the applicable pricing ~~grid~~grids below (the “Pricing ~~Grid~~Grids”); provided that a change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers each of the financial statements required by Sections 5.1(a) and 5.1(b), as applicable, and the Compliance Certificate required by Section 5.1(c); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level ~~4~~5 with respect to Revolving Loans and Level 4 with respect to A-4 Term Loans and A-5 Term Loans as set forth in the applicable Pricing ~~Grid~~Grids until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, the Applicable Margin for the Revolving Loans from the ~~Closing~~Second Amendment Date until the date by which the financial statements and Compliance Certificate for ~~the first Fiscal Quarter ending after the Closing Date~~December 31, 2024 are required to be delivered shall be at Level ~~2~~4 as set forth in the Pricing Grid for the Revolving Loans. In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the Pricing ~~Grid~~Grids (the “Accurate Applicable Margin”) for any period that such financial statement or Compliance Certificate covered, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Margin shall be adjusted such that after giving effect to the corrected financial statement or Compliance Certificate, as the case may be, the Applicable Margin shall be reset to the Accurate Applicable Margin based upon the applicable Pricing ~~Grid~~Grids for such period and (iii) the Borrower shall immediately pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest owing as a result of such Accurate Applicable Margin for such period. The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VIII.

Level	Leverage Ratio	Applicable Margin for Revolving Loans that are SOFR Loans	Applicable Margin for Revolving Loans that are Base Rate Loans
1	Less than or equal to 0.20 to 1.00	1.15%	0.15%
2	Less than or equal to 0.30 to 1.00 and greater than 0.20 to 1.00	1.30%	0.30%
3	Less than or equal to 0.40 to 1.00 and greater than 0.30 to 1.00	1.45%	0.45%
4	Less than or equal to 0.50 to 1.00 and greater than 0.40 to 1.00	1.60%	0.60%
5	Greater than 0.50 to 1.00	1.75%	0.75%

Level	Leverage Ratio	~~Applicable Margin for Revolving Loans that are SOFR Loans~~ 	~~Applicable Margin for Revolving Loans that are Base Rate Loans~~ 	Applicable Margin for ~~A-3 Term Loans,~~ A-4 Term Loans~~,~~  and A-5 Term Loans that are SOFR Loans	Applicable Margin for ~~A-3 Term Loans,~~ A-4 Term Loans~~,~~  and A-5 Term Loans that are Base Rate Loans
1	Less than or equal to 0.20 to 1.00	~~1.25%~~	~~0.25%~~	1.65%	0.65%
2	Less than or equal to 0.30 to 1.00 and greater than 0.20 to 1.00	~~1.40%~~	~~0.40%~~	1.80%	0.80%
3	Less than or equal to 0.40 to 1.00 and greater than 0.30 to 1.00	~~1.65%~~	~~0.65%~~	2.05%	1.05%
4	Greater than 0.40 to 1.00	~~1.90%~~	~~.90%~~	2.30%	1.30%

Notwithstanding the foregoing, on and after the Investment Grade Rating Date the Pricing ~~Grid~~Grids set forth above shall be replaced in ~~its~~their entirety with, and the Applicable Margin shall thereafter be determined by reference to, the grid set forth below (the “IGR Pricing Grid”). After the Investment Grade Rating Date, any change in the Borrower’s Credit Rating which would cause it to move to a different Level in the IGR Pricing Grid shall be effective as of the first day of the first calendar month immediately following receipt by the Administrative Agent of written notice delivered by the Borrower in accordance with Section 5.1(j) that the Borrower’s Credit Rating has changed; provided however, if the Borrower has not delivered the notice required by such Section but the Administrative Agent becomes aware that the Borrower’s Credit Rating has changed, then the Administrative Agent may, in its sole discretion, adjust the Level effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware that the Borrower’s Credit Rating has changed. In the event that the Borrower obtains two Credit Ratings and such Credit Ratings are not equivalent, the Applicable Margin shall be determined by reference to the IGR Pricing Grid as follows: (i) if the lower of the two Credit Ratings is one Level below the higher of the Credit Ratings as set forth in the IGR Pricing Grid, then the Applicable Margin shall be the higher of the two Credit Ratings, and (ii) if the lower of the two Credit Ratings is two or more Levels below the higher of the Credit Ratings as set forth in the IGR Pricing Grid, then the Applicable Margin shall be the Level of the IGR Pricing Grid that is one Level below the highest Credit Rating received by the Borrower. During any period for which the Borrower has received a Credit Rating from only one Rating Agency, then the Applicable Margin shall be determined based on such Credit Rating.

Pricing Level	Credit Rating	Applicable Margin for Revolving Loans that are SOFR Loans	Applicable Margin for Revolving Loans that are Base Rate Loans	Applicable Margin for A~~-3 Term Loans, A~~-4 Term Loans, and A-5 Term Loans that are SOFR Loans	Applicable Margin for A~~-3 Term Loans, A~~-4 Term Loans, and A-5 Term Loans that are Base Loans
1	At least A- or A3	0.775%	0%	1.35%	0.35%
2	At least BBB+ or Baa1	0.825%	0%	1.40%	0.40%
3	At least BBB or Baa2	0.90%	0%	1.50%	0.50%
4	At least BBB- or Baa3	1.10%	0.10%	1.75%	0.75%
5	Below BBB- and Baa3	1.45%	0.45%	1.90%	0.90%

“Applicable Period” means, at any time of determination, the period of four consecutive Fiscal Quarters most recently ended.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.16.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Party to any Bank Product Provider arising with respect to any Bank Products.

“Bank Product Provider” shall mean any Person that, at the time it provides any Bank Product to any Loan Party, (i) is a Lender or an Affiliate of a Lender and (ii) except when the Bank Product Provider is Truist Bank and its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (x) the existence of such Bank Product, (y) the maximum dollar amount of obligations arising thereunder (the “Bank Product Amount”) and (z) the methodology to be used by such parties in determining the obligations under such Bank Product from time to time. In no event shall any Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Bank Product Provider. The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Bank Product Provider. No Bank Product Amount may be established at any time that a Default or Event of Default exists.

“Bank Products” shall mean any of the following services provided to any Loan Party by any Bank Product Provider: (i) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (ii) card services, including credit cards (including purchasing cards and commercial cards), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services.

“Base Rate” shall mean the highest of (i) the rate which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum and (iii) Adjusted Daily Simple SOFR in effect on such day, plus one percent (1.00%) per annum (any changes in such rates to be effective as of the date of any change in such rate). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Base Rate Term SOFR Determination Day” shall have the meaning set forth the definition of “Term SOFR”.

“Benchmark” shall mean, initially, Adjusted Daily Simple SOFR or Adjusted Term SOFR, as applicable; provided that if a Benchmark Transition Event has occurred with respect to the Adjusted Daily Simple SOFR or Adjusted Term SOFR, as applicable, or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.16(b).

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time in the United States and (ii) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities in the United States at such time.

“Benchmark Replacement Date” shall mean a date and time determined by the Administrative Agent, which date shall be no later than the earlier to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 CFR § 1010.230.

“Borrower” shall have the meaning set forth in the introductory paragraph hereof.

“Borrowing” shall mean a borrowing consisting of (i) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect, or (ii) a Swingline Loan.

“Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close and (ii) if such day relates to a Borrowing of, or payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a SOFR Loan, a determination of Adjusted Term SOFR or Adjusted Daily Simple SOFR or a notice with respect to any of the foregoing, any day that is also a U.S. Government Securities Business Day.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP. The amount of a Capital Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.

“Capital Reserves” shall mean, for a given period, (i)(a) $1,500 per bed for specialty hospitals, rehabilitation hospitals, LTACH’s and acute care hospitals, (b) $500 per bed for SNFs, (c) $0.50 per square foot for MOBs, and (d) $0.75 per square foot for all other types of Properties, less, in the case of each of subclauses (a) through (d), any reserve amounts received and held by any Loan Party or Subsidiary of a Loan Party from Tenants in accordance with the terms of the applicable lease, times (ii) the number of days in such period divided by (iii) 365. If the term Capital Reserves is used without reference to any specific Property, then it shall be determined on an aggregate basis with respect to all Properties and the applicable Ownership Shares of all Properties of all Unconsolidated Affiliates.

“Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars with the Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateral”, “Cash Collateralized” and “Cash Collateralization” have the corresponding meanings).

“Change in Control” shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower and its Subsidiaries to any Person or “group” (within the meaning of the Exchange Act and the rules of the SEC thereunder in effect on the date hereof); (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) of 35.0% or more of the outstanding shares of the voting Capital Stock of the Borrower; (iii) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals who are Continuing Directors; (iv) the Borrower ceases to be the direct or indirect legal and beneficial owner of all of the Capital Stock in the OP Guarantor; or (v) the Borrower ceases to beneficially own, directly or indirectly, all of the Capital Stock of each Property Owner.

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation, implementation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or, for purposes of Section 2.18(b), by the Parent Company of such Lender or the Issuing Bank, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans, A~~-3 Term Loans, A~~-4 Term Loans, A-5 Term Loans or Incremental Term Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Swingline Commitment, an A-4 Term Loan Commitment, an A-5 Term Loan Commitment or an Incremental Commitment. Incremental Term Loans that have different terms and conditions from those of other Classes (together with the Commitments in respect thereof) shall be construed to be in different Classes.

“Closing Date” shall mean the date on which the conditions precedent set forth in Sections 3.1 and 3.2 have been satisfied or waived in accordance with Section 10.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Commitment” shall mean a Revolving Commitment, a Swingline Commitment or a Term Loan Commitment or any combination thereof (as the context shall permit or require).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended and in effect from time to time, and any successor statute thereto.

“Compliance Certificate” shall mean a certificate from the principal executive officer or the chief financial officer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(c).

“Conforming Changes” shall mean, with respect to either the use or administration of Adjusted Daily Simple SOFR or Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”. the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.19 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Construction in Progress” shall mean any Property asset which does not have buildings or other improvements located thereon, but which is under development for the construction of buildings, improvements or expansion which will qualify as or will constitute a Healthcare Facility upon completion (or, to the extent any buildings or improvements are located thereon, such buildings or other improvements are under construction and the pending improvements are non-operational, and no certificate(s) of occupancy have been issued with respect thereto), and/or the budgeted costs associated with the acquisition, construction and/or expansion of such Property asset, including, but not limited to, the cost of acquiring such Property asset as reasonably determined by Borrower in good faith, as the context may require.

“Continuing Director” shall mean, with respect to any period, any individuals (i) who were members of the board of directors or other equivalent governing body of the Borrower on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Credit Rating” means the rating assigned by a Rating Agency to the senior unsecured long term Indebtedness of a Person.

“Daily Simple SOFR Loan” shall mean a Loan that bears interest at a rate based on Adjusted Daily Simple SOFR, other than pursuant to clause (iii) of the definition of “Base Rate”.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Requirements of Law of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.13(c).

“Defaulting Lender” shall mean, subject to Section 2.26(c), any Lender that (i) has failed to (a) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (b) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including, with respect to a Revolving Lender, in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (ii) has notified the Borrower, the Administrative Agent or any Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iii) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (iv) has, or has a direct or indirect parent company that has, (a) become the subject of a proceeding under any Debtor Relief Law, or (b) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal or foreign regulatory authority acting in such a capacity or (c) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (i) through (iv) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.26(c)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each Lender.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States.

“EBITDA” shall mean, with respect to any Person for any period (without duplication): (i) net income (or loss) of such Person determined on a consolidated basis in accordance with GAAP, exclusive of the following (but only to the extent included in determination of such net income (loss)): (a) depreciation and amortization expense; (b) Interest Expense; (c) income tax expense; (d) Acquisition Closing Costs and extraordinary or non-recurring gains and losses (including, without limitation, gains and losses on the sale of assets) and income and expense allocated to minority owners; and (e) other non-cash items to the extent not actually paid as a cash expense; plus (ii) such Person’s Ownership Share of EBITDA of its Unconsolidated Affiliates.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Ground Lease” shall mean a ground lease containing terms and conditions customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease, including without limitation, the following: (i) a remaining term (exclusive of any unexercised extension options) of at least 30 years or more from the date such property becomes an Unencumbered Pool Property; (ii) the right of the lessee to mortgage and encumber its interest in the leased property, and to amend the terms of any such mortgage or encumbrance, in each case, without the consent of the lessor; (iii) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (iv) acceptable transferability of the lessee’s interest under such lease, including ability to sublease; (v) acceptable limitations on the use of the leased property; and (vi) clearly determinable rental payment terms which in no event contain profit participation rights.

“Eligible Property” shall mean Property which satisfies all of the following requirements as confirmed by the Administrative Agent: (i) such Property is entirely owned by the Borrower or a Subsidiary of the Borrower that is a Guarantor (or, on and after the Investment Grade Rating Date, a Wholly Owned Subsidiary) in fee simple or, if not owned in fee simple, if approved by the Required Lenders, the Property is leased under an Eligible Ground Lease by the Borrower or a Subsidiary of the Borrower that is a Guarantor (or, on and after the Investment Grade Rating Date, a Wholly Owned Subsidiary), as lessee; (ii) such Property is located in the continental United States; (iii) neither such Property, nor if such Property is owned by a Subsidiary, any of the Borrower’s direct or indirect ownership interest in such Subsidiary, is subject to (a) any Lien other than Permitted Encumbrances described in clause (i) of the definition of such term, and in solely the case of such Property, Permitted Encumbrances described in clauses (ii) and (vii) of the definition of such term and Liens permitted under Section 7.2(e) or (b) any Negative Pledge (other than a Negative Pledge contained in any agreement evidencing Unsecured Indebtedness which contains restrictions on encumbering assets that are not more restrictive that those restrictions contained in the Loan Documents); (iv) such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters which, individually or collectively, are not material to the profitable operation of such Property; (v) the Borrower has the right directly, or indirectly through a Subsidiary, to take the following actions with respect to such Property without the need to obtain the consent of any Person: (a) to create Liens on such Property as security for Indebtedness of the Borrower or such Subsidiary, as applicable, and (b) to sell, transfer or otherwise dispose of such Property; (vi) such Property is a Healthcare Facility; (vii) all material occupancy and operating permits and customary licenses required by any Requirement of Law with respect to the ownership and operation of such Property are in effect and such Property is covered by insurance in amounts and upon terms that satisfy the criteria set forth herein; (viii) substantially all Tenants of such Property possess licenses in good standing with all Governmental Authorities at all times; and (ix) in the case of a Property to become an Unencumbered Pool Property after the Closing Date, the Borrower or the Property Owner of such property is entitled to receive, as an obligation under the applicable lease, periodic financial statements from major Tenants that provide separate data for the specific Property.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Issuance” shall mean any issuance or sale by a Person of any Capital Stock in such Person and shall in any event include the issuance of any Capital Stock upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Capital Stock.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and any successor statute thereto and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a “single employer” or otherwise aggregated with the Borrower or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean (i) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event as to which the PBGC has waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043 the requirement of Section 4043(a) of ERISA that it be notified of such event); (ii) any failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance, there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title 1 of ERISA), whether or not waived, or any filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code or Section 303 of ERISA with respect to any Plan or Multiemployer Plan, or that such filing may be made, or any determination that any Plan is, or is expected to be, in at-risk status under Title IV of ERISA; (iii) any incurrence by the Borrower any of its Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (iv) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (v) any incurrence by the Borrower or any of its Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or the receipt by the Borrower, any of its Subsidiaries, or any of their respective ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (vi) any receipt by the Borrower, any of its Subsidiaries, or any of their respective ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from the Borrower, any of its Subsidiaries, or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (vii) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA; or (viii) any filing of a notice of intent to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or the termination of any Plan under Section 4041(c) of ERISA.

“Erroneous Payment” has the meaning assigned to it in Section 9.10(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.10(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 9.10(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.10(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.10(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Section 8.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time.

“Excluded Subsidiary” shall mean any Subsidiary (i) holding title to assets that are or are to become collateral for any Secured Indebtedness of such Subsidiary and (ii) that is prohibited from guarantying the Indebtedness of any other Person pursuant to (a) any document, instrument or agreement evidencing such Secured Indebtedness or (b) a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Indebtedness.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.25) or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 2.20 and (iv) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” shall have the meaning given that term in the first WHEREAS paragraph hereof.

“Existing Fee Letter” shall mean that certain fee letter dated as of April 8, 2015, executed by SunTrust Robinson Humphrey, Inc. (predecessor in interest to Truist Securities, Inc.) and accepted by the Borrower.

“Facility Fee” shall mean, from and after the Investment Grade Rating Date, the percentage set forth in the table below corresponding to the Pricing Level at which the “Applicable Margin” for the Revolving Loans is determined in accordance with the definition thereof:

Pricing Level	Facility Fee
1	0.125%
2	0.15%
3	0.20%
4	0.25%
5	0.30%

Any change in the Pricing Level at which the Applicable Margin is determined shall result in a corresponding and simultaneous change in the Facility Fee.

“FASB ASC” shall mean the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code or any intergovernmental agreements entered into in connection with the implementation of such sections of the Code.

“Federal Reserve Bank of New York’s Website” shall mean the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent. For purposes of this Agreement, the Federal Funds Rate shall not be less than zero percent (0%).

“Financial Covenants” shall mean the financial covenants set forth in Article VI.

“First Amendment Date” shall mean December 14, 2022.

“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.

“Fiscal Year” shall mean any fiscal year of the Borrower.

“Fixed Charge Coverage Ratio” shall mean, as of any date, the ratio of (i) Adjusted EBITDA to (ii) Fixed Charges of the Borrower and its Subsidiaries, in each case for the period of four consecutive Fiscal Quarters ending on or immediately prior to such date for which financial statements are required to have been delivered under this Agreement.

“Fixed Charges” shall mean, with respect to a Person and for a given period determined on a consolidated basis: (i) the Interest Expense of such Person for such period, plus (ii) the aggregate of all regularly scheduled principal payments on Indebtedness payable by such Person or any of its Subsidiaries during such period (excluding balloon, bullet or similar payments of principal due upon the stated maturity of Indebtedness), plus (iii) the aggregate amount of all preferred dividends paid by such Person and its Subsidiaries during such period. The Borrower’s Ownership Share of the Fixed Charges of its Unconsolidated Affiliates will be included in when determining the Fixed Charges of the Borrower.

“Floor” shall mean zero percent (0%).

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank). “Governmental Authority” shall include any agency, branch or other governmental body charged with the responsibility, or vested with the authority to administer or enforce, any Health Care Laws, including any Medicare or Medicaid contractors, intermediaries or carriers.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” shall mean any Person that is party to the Guaranty Agreement as a “Guarantor”.

“Guaranty Agreement” shall mean the Guaranty Agreement (substantially in the form of Exhibit 3.1(b)(iii)), dated as of the Closing Date, made by the Loan Parties in favor of the Administrative Agent for the benefit of the Lenders, as amended or otherwise modified.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Healthcare Facility” shall mean an MOB, a specialty procedure and short-stay acute care hospital, an acute care hospital, an ambulatory surgery center, a physicians’ clinic, an integrated medical facility, a specialty treatment and diagnostic center, a SNF eligible for reimbursement under the Medicare and Medicaid programs, a LTACH, an inpatient rehabilitation hospital, a behavioral healthcare facility, or any other facility for the provision of healthcare services to patients.

“Health Care Laws” shall have the meaning set forth in Section 4.20(a).

“Health Care Permits” shall have the meaning set forth in Section 4.20(d).

“Hedge Termination Value” shall mean, in respect of any one or more Hedging Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions, (i) for any date on or after the date such Hedging Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Hedging Transactions, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Transactions (which may include a Lender or any Affiliate of a Lender).

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean (i) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“HIPAA” shall mean the (i) Health Insurance Portability and Accountability Act of 1996; (ii) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (iii) any state and local laws regulating the privacy and/or security of individually identifiable information, including state laws providing for notification of breach of privacy or security of individually identifiable information, in each case, with respect to the laws described in clauses (i), (ii) and (iii) of this definition, as amended and in effect from time to time, and any successor statutes thereto and the regulations promulgated thereunder.

“Immaterial Subsidiary” shall mean, as of any date of determination, each direct or indirect Subsidiary of the Borrower that has been designated by the Borrower in writing to the Administrative Agent as an “Immaterial Subsidiary” for purposes of this Agreement; provided that, for purposes of this Agreement, at no time shall (i) the undepreciated book value (after taking into account any impairments) of such Subsidiary (in respect of such Subsidiary, the “Immaterial Subsidiary Value”) exceed 2.5% of Total Asset Value (calculated as of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered pursuant to this Agreement) and (ii) the Immaterial Subsidiary Value of such Subsidiary, together with the aggregate Immaterial Subsidiary Value of all other Immaterial Subsidiaries exceed 7.5% of Total Asset Value (calculated as of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered pursuant to this Agreement). In the event that the limits set forth in clauses (i) or (ii) above are at any time exceeded, then all such Subsidiaries so designated as Immaterial Subsidiaries shall no longer be permitted to be (and shall be deemed not to be) Immaterial Subsidiaries, and such Subsidiaries shall immediately comply with all of the terms of this Agreement and the other Loan Documents applicable to Subsidiaries that are not Immaterial Subsidiaries (including without limitation Section 5.11), unless and until the Borrower shall designate one or more Subsidiaries as Immaterial Subsidiaries pursuant to the first sentence of this definition and, in each case, such designation complies with clauses (i) and (ii) above.

“Increasing Lender” shall have the meaning set forth in Section 2.23(b).

“Incremental Commitment” shall have the meaning set forth in Section 2.23(a).

“Indebtedness” shall mean, with respect to a Person, all of the following (in each case, without duplication): (i) all obligations of such Person in respect of money borrowed or for the deferred purchase price of property or services (other than trade debt incurred in the ordinary course of business which is not more than 180 days past due); (ii) all obligations of such Person, whether or not for money borrowed (a) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (b) evidenced by bonds, debentures, notes or similar instruments, or (c) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (iii) Capital Lease Obligations of such Person; (iv) all reimbursement obligations (contingent or otherwise) of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment) (to the extent not cash collateralized); (v) all Off-Balance Sheet Obligations of such Person; (vi) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Capital Stock (excluding Mandatorily Redeemable Stock) of such Person); (vii) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (viii) net obligations under any Hedging Transaction not entered into as a hedge against existing Indebtedness, in an amount equal to the Hedge Termination Value thereof; (ix) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, and other similar exceptions to recourse liability until a claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim), including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute “Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase Indebtedness, or to assure the owner of Indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the Indebtedness held by such owner or otherwise; and (x) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation. Notwithstanding the foregoing, the calculation of Indebtedness shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities.

“Indemnified Taxes” shall mean (i) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Interest Expense” shall mean, with respect to a Person and for any period, without duplication, total interest expense of such Person, including capitalized interest not funded under a construction loan interest reserve account, determined on a consolidated basis in accordance with GAAP for such period. The Borrower’s Ownership Share of the Interest Expense of its Unconsolidated Affiliates will be included in when determining the Interest Expense of the Borrower.

“Interest Period” shall mean with respect to any Term SOFR Borrowing, a period of one, three or six months; provided that:

(i)             the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii)            if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day would fall in another calendar month, in which case such Interest Period would end on the immediately preceding Business Day;

(iii)           any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period;

(iv)            no Interest Period may extend beyond the Termination Date applicable for such Class of Borrowings;

(v)            each principal installment of the Term Loans shall have an Interest Period ending on each installment payment date and the remaining principal balance (if any) of the Term Loans shall have an Interest Period determined as set forth above;

(vi)           no Interest Period may extend beyond the Revolving Commitment Termination Date, unless on the Revolving Commitment Termination Date the aggregate outstanding principal amount of Term Loans is equal to or greater than the aggregate principal amount of Term SOFR Loans with Interest Periods expiring after such date, and no Interest Period may extend beyond the Termination Date applicable for such Class of Borrowings; and

(vii)          no tenor that has been removed from this definition pursuant to Section 2.16(e) shall be available for specification in such Notice of Borrowing or Notice of Conversion/Continuation.

“Investment Grade Rating” means, a Credit Rating of BBB-/Baa3 (or equivalent) or higher from a Rating Agency.

“Investment Grade Rating Date” means, at any time after the Borrower has received an Investment Grade Rating from either Rating Agency, if Borrower so elects, the date specified by the Borrower in a written notice to the Administrative Agent and the Lenders as the date on which it irrevocably elects to have the Applicable Margin determined by reference to the IGR Pricing Grid; provided that no Event of Default shall exist on the date of such notice or the specified Investment Grade Rating Date.

“Investments” shall have the meaning set forth in Section 7.4.

“IRS” shall mean the United States Internal Revenue Service.

“Issuing Bank” shall mean Truist Bank in its capacity as the issuer of Letters of Credit pursuant to Section 2.22.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit B to be executed by each Subsidiary from time to time required by Section 5.11 to become a Guarantor after the Closing Date.

“Joint Lead Arrangers” shall mean Truist Securities, Inc., ~~Huntington National Bank~~KeyBanc Capital Markets, Inc., Regions Capital Markets, a division of Regions Bank, First Horizon Bank, Fifth Third Bank, National Association ~~and First Horizon~~, Huntington National Bank, and Synovus Bank, each in their capacities as a lead arranger in connection with this Agreement.

“LC Commitment” shall mean that portion of the Aggregate Revolving Commitments that may be used by the Borrower for the issuance of Letters of Credit in an aggregate stated amount not to exceed $10,000,000.

“LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit but excluding the Letters of Credit.

“LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time.

“Lender-Related Hedge Provider” shall mean any Person that, at the time it enters into a Hedging Transaction with any Loan Party, (i) is a Lender or an Affiliate of a Lender and (ii) except when the Lender-Related Hedge Provider is Truist Bank or any of its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (x) the existence of such Hedging Transaction and (y) the methodology to be used by such parties in determining the obligations under such Hedging Transaction from time to time. In no event shall any Lender-Related Hedge Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Hedging Obligations except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Lender-Related Hedge Provider.

“Lenders” shall have the meaning set forth in the introductory paragraph hereof and shall include the Revolving Lenders, the Term Loan Lenders, where appropriate, the Swingline Lender, each Increasing Lender and each Additional Lender that joins this Agreement pursuant to Section 2.23.

“Lenders’ Presentation” shall mean the Lenders’ Presentation dated February 2021, relating to the Borrower and the transactions contemplated by this Agreement and the other Loan Documents and made available to the Lenders on February 25, 2021.

“Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.22 by the Issuing Bank for the account of the Borrower pursuant to the LC Commitment.

“Leverage Ratio” shall mean, as of any date, the ratio (expressed as a percentage) of (i) Total Indebtedness of the Borrower to (ii) Total Asset Value.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Loan Documents” shall mean, collectively, this Agreement, the Guaranty Agreement, the LC Documents, the Existing Fee Letter, the New Fee Letter, all Notices of Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates, any promissory notes issued hereunder and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

“Loan Parties” shall mean, collectively, at any time, the Borrower and the Guarantors.

“Loans” shall mean all Revolving Loans, Term Loans and Swingline Loans in the aggregate or any of them, as the context shall require, and shall include, where appropriate, any loan made pursuant to Section 2.23.

“LTACH” shall mean a long-term acute-care hospital.

“Mandatorily Redeemable Stock” shall mean, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock to the extent redeemable in exchange for common stock or other equivalent common equity interests at the option of the issuer of such Capital Stock), (ii) is convertible into or exchangeable or exercisable for Indebtedness or other Mandatorily Redeemable Stock, or (iii) is redeemable at the option of the holder thereof, in whole or part (other than Capital Stock which is redeemable solely in exchange for common stock or other equivalent common equity interests), in the case of each of clauses (i) through (iii), on or prior to the stated maturity date of any Incremental Term Loan.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, or liabilities of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Loan Parties, taken as a whole, to perform any of their material obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, the Issuing Bank, the Swingline Lender or the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Material Agreements” shall mean (i) all agreements, indentures or notes governing the terms of any Material Indebtedness, (ii) all employment and non-compete agreements with key management, and (iii) all other agreements, documents, contracts, indentures and instruments pursuant to which (a) any Loan Party or any of its Subsidiaries are obligated to make payments in any twelve-month period of $1,000,000 or more, (b) any Loan Party or any of its Subsidiaries expects to receive revenue in any twelve month period of $3,000,000 or more and (c) a default, breach or termination thereof could reasonably be expected to result in a Material Adverse Effect.

“Material Indebtedness” shall mean any Indebtedness (other than the Loans and the Letters of Credit) of the Loan Parties or any of their Subsidiaries individually or in an aggregate committed or outstanding principal amount exceeding the Threshold Amount.

“Maximum Commitment Amount” shall have the meaning set forth in Section 2.23(a).

“Medicaid” shall mean, collectively, the health care assistance program established by Title XIX of the Social Security Act (42 U.S.C. 1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or requirements pertaining to such program, including (i) all federal statutes affecting such program; (ii) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (iii) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended and in effect from time to time.

“Medicare” shall mean, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or requirements pertaining to such program including (i) all federal statutes (whether set forth in Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) or elsewhere) affecting such program; and (ii) all applicable provisions of all rules, regulations, manuals, orders and administrative and reimbursement requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended and in effect from time to time.

“MOB” shall mean a medical office building.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) the Borrower, any of its Subsidiaries or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower, any of its Subsidiaries or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“Negative Pledge” shall mean, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Operating Income” or “NOI” shall mean, for any Property and for a given period, the following (without duplication and determined on a consistent basis with prior periods): (i) rents and other revenues received in the ordinary course from such Property (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of Tenants’ obligations for rent), minus (ii) all expenses paid (excluding interest but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of the Borrower and its Subsidiaries and any property management fees), minus (iii) the greater of (a) the actual property management fee paid during such period with respect to such Property and (b) an imputed management fee in an amount equal to 3.0% of the gross revenues for such Property for such period, minus (iv) rent received from any Tenant that is in default under its lease of such Property or is the subject of any bankruptcy, insolvency or similar proceeding.

“Net Proceeds” shall mean with respect to an Equity Issuance by a Person, the aggregate amount of all cash and the fair market value of all other property (other than securities of such Person being converted or exchanged in connection with such Equity Issuance) received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

“New Fee Letter” shall mean that certain fee letter dated as of February 16, 2021, executed by Truist Securities, Inc. and accepted by the Borrower.

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Non-U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by the Borrower or one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Nonrecourse Indebtedness” shall mean, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to nonrecourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness (or, if such Person owns only a single asset, any Indebtedness for borrowed money of such Person).

“Notice of Conversion/Continuation” shall have the meaning set forth in Section 2.7(b).

“Notice of Borrowing” shall have the meaning set forth in Section 2.3.

“Notice of Swingline Borrowing” shall have the meaning set forth in Section 2.4.

“Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing and the Notices of Swingline Borrowing.

“Obligations” shall mean (i) all amounts owing by the Loan Parties to the Administrative Agent, the Issuing Bank, any Lender (including the Swingline Lender) or a Joint Lead Arranger pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Issuing Bank and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (ii) all Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and (iii) all Bank Product Obligations, together with all renewals, extensions, modifications or refinancings of any of the foregoing; provided, however, that with respect to any Guarantor, the Obligations shall not include any Excluded Swap Obligations.

“Occupancy Rate” shall mean, with respect to a Property at any time, the ratio, expressed as a percentage, of (i) the net rentable square footage of such Property actually occupied by Tenants that are not Affiliates of the Borrower and paying rent at rates not materially less than rates generally prevailing at the time the applicable lease was entered into, pursuant to binding leases as to which no monetary default has occurred and has continued unremedied for 30 or more days to (ii) the aggregate net rentable square footage of such Property.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Obligations” shall mean, with respect to a Person: (i) obligations of such Person in respect of any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person has sold, conveyed or otherwise transferred, or granted a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose Subsidiary or Affiliate of such Person; (ii) obligations of such Person under a sale and leaseback transaction that does not create a liability on the balance sheet of such Person; (iii) obligations of such Person under any so-called “synthetic” lease transaction; (iv) obligations of such Person under any other transaction which is the functional equivalent of, or takes the place of, a borrowing but which does not constitute a liability on the balance sheet of such Person; and (v) in the case of the Borrower and its Subsidiaries, liabilities and obligations of the Borrower or any such Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which the Borrower would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Borrower’s report on Form 10-Q or Form 10-K (or their equivalents) which the Borrower is required to file with the SEC.

“OP Guarantor” shall mean Community Healthcare OP, LP, a Delaware limited partnership.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended an in effect from time to time, and any successor statute thereto.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.25).

“Ownership Share” shall mean, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (i) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (ii) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.

“Parent Company” shall mean, with respect to a Lender, the “bank holding company” as defined in Regulation Y, if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” shall have the meaning set forth in Section 10.4(d).

“Participant Register” shall have the meaning set forth in Section 10.4(e).

“Patriot Act” shall mean the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177 (signed into law March 9, 2006)), as amended and in effect from time to time.

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Periodic Term SOFR Determination Day” shall have the meaning set forth in the definition of “Term SOFR”.

“Permitted Encumbrances” shall mean:

(i)            Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(ii)            statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii)            pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(iv)            deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(v)            judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(vi)            customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where the Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business; and

(vii)            easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” shall mean:

(i)            direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(ii)            commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;

(iii)            certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(iv)            fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and

(v)            mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above.

“Permitted Subordinated Debt” shall mean any Indebtedness of the OP Guarantor, the Borrower or any Subsidiary Loan Party subordinated to the Obligations and containing terms and conditions, including without limitation subordination provisions, acceptable to the Administrative Agent and the Required Lenders.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” shall mean any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) maintained or contributed to by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate has or may have an obligation to contribute, and each such plan that is subject to Title IV of ERISA for the five-year period immediately following the latest date on which the Borrower or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“Pro Rata Share” shall mean (i) with respect to any Class of Commitment or Loan of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment of such Class plus, in the case of a Class of Term Loans, the outstanding Term Loans (if any) of all Lenders in such Class (or in the case of Revolving Commitments that have terminated or expired or the Revolving Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure), and the denominator of which shall be the sum of all Commitments of such Class of all Lenders plus, in the case of a Class of Term Loans, the outstanding Term Loans (if any) of all Lenders in such Class (or in the case of Revolving Commitments that have been terminated or expired or the Revolving Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders in such Class) and (ii) with respect to all Classes of Commitments and Loans of any Lender at any time the numerator of which shall be (1) the sum of such Lender’s (A) Revolving Commitments (or if such Revolving Commitment has been terminated or expired or the Revolving Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) (B) Term Loan Commitments (if any) and (C) Term Loans and the denominator of which shall be (2) the sum of all Lenders’ (A) Revolving Commitments (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Commitments) (B) Term Loan Commitments (if any) and (C) Term Loans.

“Property” shall mean a parcel (or group of related parcels) of real property owned or leased (in whole or in part) by the Borrower, any Subsidiary or any Unconsolidated Affiliate.

“Property Owner” shall mean any Subsidiary that owns or leases an Unencumbered Pool Property.

“Rating Agency” means S&P or Moody’s.

“Recipient” shall mean, as applicable, (i) the Administrative Agent, (ii) any Lender and (iii) the Issuing Bank.

“Recourse Indebtedness” shall mean Indebtedness that is not Nonrecourse Indebtedness.

“Register” shall have the meaning set forth in Section 10.4(c).

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation Y” shall mean Regulation Y of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“REIT” shall mean a real estate investment trust as defined in Sections 856-860 of the Code.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Required Class Lenders” shall mean, with respect to any Class of Lenders on any date of determination, Lenders of such Class (a) having more than 50.0% of the aggregate amount of the Commitments of such Class plus, in the case of a Class of Term Loans, the outstanding Term Loans (if any) of all Term Loan Lenders of such Class, or (b) if the Commitments of such Class have terminated, holding more than 50% of the aggregate principal amount of the outstanding Loans of such Class, and in the case of Revolving Lenders, outstanding LC Exposure and Swingline Loans; provided that if any Lender is a Defaulting Lender, such Defaulting Lender and its Commitments, Loans and Revolving Credit Exposure (as applicable) shall be excluded for purposes of determining Required Lenders.

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the sum of the aggregate outstanding (a) Revolving Commitments at such time or, if the Revolving Lenders have no Revolving Commitments outstanding, then the Revolving Credit Exposure of the Revolving Lenders at such time, (b) unfunded portion of the Term Loan Commitments (if any) then in effect and (c) principal amount of Term Loans then outstanding; provided that if any Lender is a Defaulting Lender, such Defaulting Lender and its Commitments, Loans and Revolving Credit Exposure (as applicable) shall be excluded for purposes of determining Required Lenders.

“Requirement of Law” for any Person shall mean (i) the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and (ii) all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law and in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” shall mean (i) with respect to certifying compliance with the Financial Covenants, the chief financial officer or the treasurer of the Borrower and (ii) with respect to all other provisions, any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the applicable Loan Party or other Person or such other representative of the applicable Loan Party or other Person as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent.

“Restricted Payment” shall mean, for any Person, any dividend or distribution on any class of its Capital Stock, or any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of any shares of its Capital Stock, any Indebtedness subordinated to the Obligations or any Guarantee thereof or any options, warrants or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding, or any management or similar fees. Notwithstanding the foregoing, the term “Restricted Payment” shall not include (i) any dividend or distribution on, or other payment in respect of, Capital Stock of a Person payable solely in other Capital Stock (other than Mandatorily Redeemable Stock) of such Person or (ii) any payment in respect of Permitted Subordinated Debt to the extent such payment is permitted under Section 7.14(a).

“Revolving Availability Period” shall mean the period from the ~~Closing~~Second Amendment Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment” shall mean, with respect to each Revolving Lender, the commitment of such Lender to make Revolving Loans to the Borrower and to acquire participations in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule I, as such schedule may be amended pursuant to Section 2.23, or, in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the joinder executed by such Person, in each case as such commitment may subsequently be increased or decreased pursuant to the terms hereof.

“Revolving Commitment Termination Date” shall mean the earliest of (i) the Stated Termination Date, (ii) the date on which the Revolving Commitments are terminated pursuant to and in accordance with Section 2.8 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Revolving Credit Exposure” shall mean, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure.

“Revolving Lender” shall mean each Lender with a Revolving Commitment or, to the extent the Revolving Commitments have been terminated, a Revolving Loan or other Revolving Credit Exposure.

“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may either be a Base Rate Loan, a Daily Simple SOFR Loan or a Term SOFR Loan.

“S&P” shall mean Standard & Poor's Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanctioned Country” shall mean, at any time, a country, region or territory that is, or whose government is, the subject or target of any Sanctions, including, without limitation, Crimea, Cuba, Iran, North Korea, Sudan and Syria.

“Sanctioned Person” shall mean, at any time, (a) any Person that is the subject or target of any Sanctions, (b) any Person located, organized, operating or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a), including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom or (c) any other relevant sanctions authority.

“SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Amendment” means that certain Second Amendment to Third Amended and Restated Credit Agreement dated the Second Amendment Date by and among the Borrower, the Subsidiary Loan Parties, the Lenders party thereto and the Administrative Agent.

“Second Amendment Date” shall mean October 16, 2024.

“Secured Indebtedness” shall mean, with respect to a Person as of a given date, the aggregate principal amount of all Indebtedness of such Person determined on a consolidated basis outstanding on such date that is secured in any manner by any lien and, in the case of the Borrower, shall include (without duplication) the Borrower’s Ownership Share of the Secured Indebtedness of its Unconsolidated Affiliates.

“Simple SOFR Adjustment” shall mean a percentage equal to 0.10% per annum.

“Simple SOFR Determination Day” shall have the meaning set forth the definition of “Adjusted Daily Simple SOFR”.

“Simple SOFR Rate Day” shall have the meaning set forth the definition of “Adjusted Daily Simple SOFR”.

“SNF” shall mean a skilled nursing facility.

“SOFR” shall mean a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Loan” shall mean any Daily Simple SOFR Loan or Term SOFR Loan.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (iv) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Stated Termination Date” shall mean ~~March 19, 2026, as such date may be extended pursuant to Section 2.5~~October 16, 2029.

“Subordinated Debt Documents” shall mean all indentures, agreements, notes, guaranties and other agreements governing or evidencing any Permitted Subordinated Debt.

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.

“Subsidiary Loan Party” shall mean, at any time, collectively, each Subsidiary of the Borrower (other than the OP Guarantor) that is a Guarantor.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $20,000,000.

“Swingline Exposure” shall mean, with respect to each Revolving Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.4, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.

“Swingline Lender” shall mean Truist Bank in its capacity as such, together with any successor in such capacity.

“Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.

“Tangible Net Worth” shall mean Total Asset Value minus Total Indebtedness of the Borrower.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant” shall mean any Person who is a lessee (or if a Loan Party holds a leasehold interest, a sublessee) with respect to any lease held by a Loan Party as lessor (or sublessor, as applicable) or as an assignee of the lessor (or sublessor, as applicable) thereunder.

“Term Loan Commitment” shall mean as to each Term Loan Lender of a Class of Term Loans, such Term Loan Lender’s obligation to make Term Loans pursuant to the Loan Documents establishing such Class of Loans.

“Term Loan Commitment Termination Date” shall mean as to each Class of Term Loans, the date on which the Term Loan Commitments of the Term Loan Lenders in such Class terminate.

“Term Loan Lender” shall mean a Lender in its capacity as the holder of a Term Loan Commitment of a Class and/or in its capacity as the holder of a Term Loan of a Class.

“Term Loans” shall mean all A~~-3 Term Loans, A~~-4 Term Loans, A-5 Term Loans and any Incremental Term Loan made by a Term Loan Lender to the Borrower pursuant to Section 2.23, in the aggregate or any of them, as the context may require.

“Term SOFR” shall mean,

(a)            for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, that if as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)            for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m. on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.

“Term SOFR Adjustment” shall mean a percentage equal to 0.10% per annum for Term SOFR Loans.

“Term SOFR Administrator” shall mean the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Borrowing” shall mean a Borrowing that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (iii) of the definition of “Base Rate”.

“Term SOFR Loan” shall mean a Loan that bears interest at a rate based on Adjusted Term SOFR.

“Term SOFR Reference Rate” shall mean the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.

“Termination Date” shall mean (a) with respect to Revolving Loans, Swingline Loans and the Revolving Commitments, the Revolving Commitment Termination Date, (b) [reserved], (c) ~~with respect to A-3 Term Loans, the A-3 Term Loan Maturity Date~~[reserved], (d) with respect to A-4 Term Loans, the A-4 Term Loan Maturity Date, (e) with respect to A-5 Term Loans, the A-5 Term Loan Maturity Date, and (f) with respect to any other Class of Term Loans, the “Termination Date” specified for such Class of Term Loans in the Loan Documents establishing such Class of Term Loans.

“Threshold Amount” shall mean $5,000,000.

“Total Asset Value” shall mean, at any time of determination, the sum of all the following of the Borrower and its Subsidiaries, without duplication: (i) the undepreciated book value (after taking into account any impairments) of each Property of the Borrower and its Subsidiaries determined in accordance with GAAP, plus (ii) the GAAP book value of the Borrower’s and its Subsidiaries’ Investments permitted pursuant to Section 7.4, plus (iii) Unrestricted Cash, plus (iv) the Borrower’s Ownership Share of the foregoing items and components attributable to its interest in Unconsolidated Affiliates.

“Total Indebtedness” shall mean, as to any Person as of a given date and without duplication (i) all Indebtedness of such Person and its Subsidiaries determined on a consolidated basis and (ii) such Person’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person.

“Type”, when used in reference to a Loan or a Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Adjusted Term SOFR, Adjusted Daily Simple SOFR or the Base Rate.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unconsolidated Affiliate” shall mean, with respect to any Person, any other Person in whom such Person holds an investment, which investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unencumbered Leverage Ratio” shall mean, as of any date, the ratio (expressed as a percentage) of (i) Total Indebtedness of the Borrower that is Unsecured Indebtedness to (ii) Unencumbered Pool Value.

“Unencumbered Pool Property” shall mean an Eligible Property which is included in calculations of Unencumbered Pool Value. A Property shall cease to be an Unencumbered Pool Property if at any time such Property shall cease to be an Eligible Property.

“Unencumbered Pool Value” shall mean, at any time of determination, the undepreciated book value (after taking into account any impairments) of each Unencumbered Pool Property of the Borrower and its Subsidiaries determined in accordance with GAAP.

“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as amended and in effect from time to time in the State of New York.

“Unimproved Land” shall mean land on which no development (other than improvements that are not material and are temporary in nature) has occurred.

“United States” or “U.S.” shall mean the United States of America.

“Unrestricted Cash” shall mean cash and cash equivalents held by the Borrower and its Subsidiaries other than Tenant deposits and other cash and cash equivalents that are subject to a Lien or a Negative Pledge or the disposition of which is restricted in any way.

“Unsecured Debt Service” shall mean, for a given period, all Fixed Charges of the Borrower and its Subsidiaries for such period payable in respect of any Unsecured Indebtedness.

“Unsecured Indebtedness” shall mean Indebtedness that is not Secured Indebtedness. Indebtedness secured solely by a pledge of Equity Interests in a Subsidiary which is also recourse to the Borrower or a Subsidiary shall be treated as Unsecured Indebtedness for purposes of determining compliance with the Financial Covenants.

“Unused Fee” shall have the meaning set forth in Section 2.14(b).

“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.20(g)(ii)(B)(iii).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” shall mean any Subsidiary of a Person in respect of which all of the Capital Stock (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean the Borrower, any other Loan Party or the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” shall mean (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2.      Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. “Revolving Loan”, “A~~-3 Term Loan”, “A~~-4 Term Loan,” “A-5 Term Loan,” or “Swingline Loan”) or by Type (e.g. “Daily Simple SOFR Loan”, “Term SOFR Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving Term SOFR Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “Daily Simple SOFR Borrowing” or “Term SOFR Borrowing”) or by Class and Type (e.g. “Revolving Daily Simple SOFR Borrowing” or “Revolving Term SOFR Borrowing”).

Section 1.3.      Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of the Borrower delivered pursuant to Section 5.1(a) (or, if no such financial statements have been delivered, on a basis consistent with the consolidated financial statements of the Borrower last delivered to the Administrative Agent in connection with this Agreement); provided that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders (and each party hereto agrees to negotiate in good faith with respect to such amendment). Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein; and (ii) for purposes of this Agreement, any change in GAAP requiring leases which were previously classified as operating leases or would have been treated as an operating lease on December 31, 2018 to be treated as capitalized leases shall be disregarded and such leases shall (unless otherwise elected by the Borrower to be treated as either an operating lease or a capital lease, at the sole discretion of the Borrower) continue to be, or shall be, treated as operating leases consistent with GAAP as in effect immediately before such change in GAAP became effective; provided further that the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation reflecting such treatment. Only the Borrower’s Ownership Share of the financial attributes of a non-Wholly Owned Subsidiary shall be considered when determining compliance with any of the Financial Covenants.

Section 1.4.      Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement, (v) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Unless otherwise indicated, all references to time are references to Eastern Standard Time or Eastern Daylight Savings Time, as the case may be. Unless otherwise expressly provided herein, all references to dollar amounts shall mean Dollars. In determining whether any individual event, act, condition or occurrence of the foregoing types could reasonably be expected to result in a Material Adverse Effect, notwithstanding that a particular event, act, condition or occurrence does not itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event, act, condition or occurrence and all other such events, acts, conditions or occurrences of the foregoing types which have occurred could reasonably be expected to result in a Material Adverse Effect.

Section 1.5.      Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Section 1.6.      Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Adjusted Daily Simple SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Adjusted Daily Simple SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, Adjusted Daily Simple SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, Adjusted Daily Simple SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.7.      Reallocation; Effect of Amendment.

(a)            Prior to the Second Amendment Date, certain loans were previously made by certain existing Lenders (the “Existing Lenders”) under this Agreement prior to being amended by the Second Amendment (the “Existing Credit Agreement”) to the Borrower under the Existing Credit Agreement which remain outstanding as of the Second Amendment Date (such outstanding loans being hereinafter referred to as the “Existing Loans”). Subject to the terms and conditions set forth in this Agreement, the Borrower and each of the Lenders agree that on the Second Amendment Date, but subject to the satisfaction or waiver of the conditions precedent set in the Second Amendment and the reallocation, Exiting Lender provisions and other transactions described in this Section 1.7: (i)(A) all outstanding “Revolving Loans” (as such term is defined in the Existing Credit Agreement) shall be deemed to be Revolving Loans outstanding hereunder and (B) all outstanding “Swingline Loans” (as such term is defined in the Existing Credit Agreement) shall be deemed to be Swingline Loans outstanding hereunder, and (ii) the commitments under the “Revolving Commitment” (as defined in the Existing Credit Agreement) of each of the applicable Existing Lenders shall be reallocated among the Lenders in accordance with their respective Pro Rata Share (determined in accordance with the aggregate amount of their respective Revolving Commitments as set forth opposite such Lender’s name on Schedule I attached hereto), and in order to effect such reallocations, all requisite assignments shall be deemed to be made in amounts from each Existing Lender to each Lender, as appropriate, with the same force and effect as if such assignments were evidenced by the applicable Assignment and Acceptance (as defined in the Existing Credit Agreement) under the Existing Credit Agreement but without the payment of any related assignment fee, and no other documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which such requirements are hereby waived). Notwithstanding anything in the previous sentence to the contrary, (i) on the Second Amendment Date, the Revolving Commitments (as such term is defined in the Existing Credit Agreement) of each institution identified on its signature page to the Second Amendment as an “Exiting Lender” under the Existing Credit Agreement on the Second Amendment Date (each, an “Exiting Lender”) shall be terminated, all outstanding Revolving Loans (as such term is defined in the Existing Credit Agreement) and other amounts due under the Existing Credit Agreement and the other Loan Documents (as such term is defined in the Existing Credit Agreement) to the Exiting Lenders on the Second Amendment Date shall be paid in full, and each Exiting Lender shall cease to be a Lender under the Existing Credit Agreement; provided that obligations of the Loan Parties under the Loan Documents (as such term is defined in the Existing Credit Agreement) that are intended to survive any Lender ceasing to be a Lender or a party to any Loan Document (as such term is defined in the Existing Credit Agreement) shall survive in accordance with their respective terms for the benefit of such Lender and (ii) the calculation of any reallocations of Commitments (as such term is defined in the Existing Credit Agreement) or Loans (as such term is defined in the Existing Credit Agreement) deemed as Loans hereunder shall be modified to take into account amounts payable to Exiting Lenders pursuant to clause (i) of this sentence.

(b)            Upon the Second Amendment becoming effective and the reallocation and other transactions described in this Section 1.7, from and after the Second Amendment Date (i) all terms and conditions of the Existing Credit Agreement and any other “Loan Document” as defined therein, as amended by the Second Amendment and the other Loan Documents being executed and delivered on the Second Amendment Date, shall be and remain in full force and effect, as so amended, and shall constitute the legal, valid, binding and enforceable obligations of the Loan Parties party thereto; (ii) the terms and conditions of the Existing Credit Agreement shall be amended as set forth in the Second Amendment and, as so amended, but shall be amended only with respect to the rights, duties and obligations among the Borrower, Lenders and Administrative Agent accruing from and after the Second Amendment Date; (iii) this Agreement as amended by the Second Amendment shall not in any way release or impair the rights, duties or Obligations created pursuant to the Existing Credit Agreement or any other loan document related thereto or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the Second Amendment Date, except as modified by the Second Amendment or as modified hereafter in accordance with the terms hereof or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties and Obligations are assumed, ratified and affirmed by the Borrower; (iv) all indemnification obligations of the Borrower and each Guarantor under the Existing Credit Agreement and any other loan document related thereto shall survive the execution and delivery of the Second Amendment and shall continue in full force and effect for the benefit of Lenders, Administrative Agent, and any other Person indemnified under the Existing Credit Agreement or any other Loan Document at any time prior to the Second Amendment Date; (v) the Obligations incurred under the Existing Credit Agreement shall, to the extent outstanding on the Second Amendment date, continue outstanding under this Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of Second Amendment, and this Agreement shall not constitute a refinancing, substitution or novation of such Obligations or any of the other rights, duties and obligations of the parties hereunder; (vi) the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of any lender or the administrative agent under the Existing Credit Agreement, nor constitute a waiver of any covenant, agreement or obligation under the Existing Credit Agreement, except to the extent that any such covenant, agreement or obligation is no longer set forth herein or is modified hereby; and (vii) any and all references in the loan documents to the Existing Credit Agreement shall, without further action of the parties, be deemed a reference to the Existing Credit Agreement, as amended by the Second Amendment, and as this Agreement shall be further amended or amended and restated from time to time hereafter.

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1.      General Description of Facilities. Subject to and upon the terms and conditions herein set forth, (a) the Revolving Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which each Revolving Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrower in accordance with Section 2.2; (b) the Issuing Bank may issue Letters of Credit in accordance with Section 2.22; (c) the Swingline Lender may make Swingline Loans in accordance with Section 2.4; (d) each Revolving Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed the Aggregate Revolving Commitment Amount in effect from time to time, (e) each A-4 Term Loan Lender severally agrees (to the extent of such Lender’s A-4 Term Loan Commitment) to make one or more A-4 Term Loans on the Closing Date in accordance with Section 2.27, and (f) each A-5 Term Loan Lender severally agrees (to the extent of such Lender’s A-5 Term Loan Commitment) to make one or more A-5 Term Loans on the First Amendment Date in accordance with Section 2.29.

Section 2.2.      Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share of the Aggregate Revolving Commitments, to the Borrower, from time to time during the Revolving Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the aggregate Revolving Credit Exposures of all Revolving Lenders exceeding the Aggregate Revolving Commitment Amount. During the Revolving Availability Period, subject to the terms and conditions set forth herein, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement.

Section 2.3.      Procedure for Borrowings. The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing, substantially in the form of Exhibit 2.3 (a “Notice of Borrowing”), (x) prior to 11:00 a.m. one Business Day prior to the requested date of each Base Rate Borrowing and any SOFR Borrowing on the ~~Closing~~Second Amendment Date and (y) prior to 11:00 a.m. (i) three U.S. Government Securities Business Days prior to the requested date of each Term SOFR Borrowing or (ii) one U.S. Government Securities Business Day prior to the requested date of each Daily Simple SOFR Borrowing, in each case, other than a SOFR Borrowing on the ~~Closing~~Second Amendment Date. Each Notice of Borrowing shall be irrevocable and shall specify (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Class and Type of Loans comprising such Borrowing and (iv) in the case of a Term SOFR Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Borrowing shall consist entirely of Base Rate Loans, Daily Simple SOFR Loans or Term SOFR Loans, as the Borrower may request. In respect of Revolving Loans, the aggregate principal amount of each SOFR Borrowing shall not be less than $5,000,000 or a larger multiple of $1,000,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000; provided that Base Rate Loans made pursuant to Section 2.4 or Section 2.22(d) may be made in lesser amounts as provided therein. In respect of a Class of Term Loans, the aggregate principal amount of each Borrowing shall not be less than $10,000,000 or a larger multiple of $1,000,000. Notwithstanding the immediately preceding sentence, a Borrowing of a Class of Term Loans may be in the aggregate amount of the unused Term Loan Commitments of such Class. At no time shall the total number of SOFR Borrowings outstanding at any time exceed fourteen (14). Promptly following the receipt of a Notice of Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.4.      Swingline Commitment.

(a)            Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, make Swingline Loans to the Borrower, from time to time during the Revolving Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the amount by which the Aggregate Revolving Commitment Amount exceeds the aggregate Revolving Credit Exposures of all Revolving Lenders; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

(b)            The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing, substantially in the form of Exhibit 2.4 (a “Notice of Swingline Borrowing”), prior to 10:00 a.m. on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify (i) the principal amount of such Swingline Borrowing, (ii) the date of such Swingline Borrowing (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Borrowing should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. The aggregate principal amount of each Swingline Loan shall not be less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 1:00 p.m. on the requested date of such Swingline Borrowing.

(c)            The Swingline Lender, at any time and from time to time in its sole discretion, may, but in no event no less frequently than once each calendar week shall, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Revolving Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Revolving Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.6, which will be used solely for the repayment of such Swingline Loan.

(d)            If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Revolving Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred. On the date of such required purchase, each Revolving Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender.

(e)            Each Revolving Lender’s obligation to make a Base Rate Loan pursuant to subsection (c) of this Section or to purchase participating interests pursuant to subsection (d) of this Section shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Revolving Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by any Loan Party, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Revolving Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the Base Rate at all times thereafter. Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section, until such amount has been purchased in full.

Section 2.5.      ~~Extension Option~~[Reserved].

~~(a) The Borrower shall have one option (each an “Extension Option”) to extend the Stated Termination Date by one-year, subject to satisfaction of the following conditions:~~

~~(i) the Administrative Agent shall have received written notice of the extension request at least 30 days, but not more than 90 days, prior to the Stated Termination Date;~~

~~(ii) all of the representations and warranties in the Loan Documents shall be true and true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality qualifier, in which case such representations and warranties shall be true and correct in all respects) as of the date of the effectiveness of such extension (or, if such representation or warranty relates to an earlier date, as of such earlier date);~~

~~(iii) no Default or Event of Default shall exist, or would immediately result from, such extension of the Stated Termination Date;~~

~~(iv) each of the Borrower and any other Loan Parties shall have ratified their obligations under the Loan Documents to which they are parties pursuant to an agreement in form and substance satisfactory to the Administrative Agent;~~

~~(v) the payment to the Administrative Agent for the ratable benefit of the Revolving Lenders of an extension fee of 0.15% of the Aggregate Revolving Commitment Amount at the time of such extension;~~

~~(vi) the Borrower shall have paid all of Administrative Agent’s expenses incurred in respect of the extension, including reasonable attorneys’ fees; and~~

~~(vii) the Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying that each of the conditions set forth in the preceding clauses (i) through (vi) has been satisfied and that the Borrower is in compliance with all the Financial Covenants both immediately before and immediately after giving effect to such extension.~~

~~(b) On the date of the satisfaction of the conditions set forth in Section 2.5(a) (so long as such date is prior to the Revolving Commitment Termination Date), the Stated Termination Date shall be extended by one calendar year.~~

Section 2.6.      Funding of Borrowings.

(a)            Each Lender in a Class will make available each Class of Loans to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office; provided that the Swingline Loans will be made as set forth in Section 2.4. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or, at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent in the related Notice of Borrowing.

(b)            Unless the Administrative Agent shall have been notified by any Lender in a Class prior to 5:00 p.m. one Business Day prior to the date of a Borrowing of such Class in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest (i) at the Federal Funds Rate until the second Business Day after such demand and (ii) at the Base Rate for such applicable Class at all times thereafter. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender of a Class from its obligation to fund its Pro Rata Share of any Borrowing of such Class hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c)            All Borrowings of a Class shall be made by the Lenders on the basis of their respective Pro Rata Shares of such Class. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.7.      Interest Elections.

(a)            Each Borrowing initially shall be of the Class and Type specified in the applicable Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)            To make an election pursuant to this Section, the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing that is to be converted or continued, as the case may be, substantially in the form of Exhibit 2.7 (a “Notice of Conversion/Continuation”) (x) prior to 11:00 a.m. one Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. (i) three (3) U.S. Government Securities Business Days prior to a continuation of or conversion into a Term SOFR Borrowing or (ii) one (1) U.S. Government Securities Business Day prior to a conversion into a Daily Simple SOFR Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and, if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing), (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing, a Daily Simple SOFR Borrowing or a Term SOFR Borrowing, and (iv) if the resulting Borrowing is to be a Term SOFR Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion/Continuation requests a Term SOFR Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for SOFR Borrowings and Base Rate Borrowings set forth in Section 2.3.

(c)            If, on the expiration of any Interest Period in respect of any Term SOFR Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Daily Simple SOFR Borrowing or a Term SOFR Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders of the Class of such Borrowing shall have otherwise consented in writing. No conversion of any Term SOFR Loan shall be permitted except on the last day of the Interest Period in respect thereof.

(d)            Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

Section 2.8.      Optional Reduction and Termination of Commitments.

(a)            Unless previously terminated (i) all Revolving Commitments, the Swingline Commitment and the LC Commitment shall terminate on the Revolving Commitment Termination Date, (ii) the A-4 Term Loan Commitments shall terminate on the Closing Date and (iii) the A-5 Term Loan Commitments shall terminate on the First Amendment Date.

(b)            Upon at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrower may reduce a Class of Commitments in part or terminate a Class of Commitments in whole; provided that (i) any partial reduction of a Class shall apply to reduce proportionately and permanently the Commitment of each Lender in such Class, (ii) any partial reduction pursuant to this Section shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitment Amount to an amount less than the aggregate outstanding Revolving Credit Exposure of all Lenders. Any such reduction in the Aggregate Revolving Commitment Amount below the principal amount of the Swingline Commitment and the LC Commitment shall result in a dollar-for-dollar reduction in the Swingline Commitment and the LC Commitment.

(c)            With the written approval of the Administrative Agent, the Borrower may terminate (on a non-ratable basis) the unused amount of a Commitment of a Class of a Defaulting Lender, and in such event the provisions of Section 2.26 will apply to all amounts thereafter paid by the Borrower for the account of any such Defaulting Lender in respect of such terminated Class of Commitments under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim that the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender.

Section 2.9.      Repayment of Loans. The outstanding principal amount of a Class of Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Termination Date for such Class of Loans.

Section 2.10.      Evidence of Indebtedness.

(a)            Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Commitment of each Lender in each Class, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and, in the case of each Term SOFR Loan, the Interest Period applicable thereto, (iii) the date of any continuation of any Loan pursuant to Section 2.7, (iv) the date of any conversion of all or a portion of any Loan to another Type pursuant to Section 2.7, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of the Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b)            This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.11.      Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (a) (i) in the case of any prepayment of any Term SOFR Borrowing, 11:00 a.m. not less than three Business Days prior to the date of such prepayment and (ii) in the case of any prepayment of any Daily Simple SOFR Borrowing, 11:00 a.m. not less than one Business Day prior to the date of such prepayment, (b) in the case of any prepayment of any Base Rate Borrowing, not less than one Business Day prior to the date of such prepayment, and (c) in the case of any prepayment of any Swingline Borrowing, prior to 11:00 a.m. on the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.13(d); provided that if a Term SOFR Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.19. Each partial prepayment of any Class of Loan shall be in an amount that would be permitted in the case of an advance of a Class of Borrowing of the same Type and Class pursuant to Section 2.2, Section 2.27, Section 2.28 or Section 2.29 or, in the case of a Swingline Loan, pursuant to Section 2.4. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing.

Section 2.12.      Mandatory Prepayments. If at any time the aggregate Revolving Credit Exposure of all Revolving Lenders exceeds the Aggregate Revolving Commitment Amount, then the Borrower shall, within five Business Days of demand by the Administrative Agent, repay the Swingline Loans and the Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.19. Each prepayment shall be applied as follows: first, to the Swingline Loans to the full extent thereof; second, to the Base Rate Loans that are Revolving Loans to the full extent thereof; and third, to the SOFR Loans that are Revolving Loans to the full extent thereof. If, after giving effect to prepayment of all Swingline Loans and Revolving Loans, the aggregate Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, the Borrower shall Cash Collateralize its reimbursement obligations with respect to all Letters of Credit in an amount equal to such excess plus any accrued and unpaid fees thereon.

Section 2.13.      Interest on Loans.

(a)            The Borrower shall pay interest on (i) each Base Rate Loan of a Class at the Base Rate plus the Applicable Margin of such Class of such Base Rate Loans in effect from time to time, (ii) each Daily Simple SOFR Loan of a Class at Adjusted Daily Simple SOFR plus the Applicable Margin of such Class of such SOFR Loans in effect from time to time and (iii) each Term SOFR Loan of a Class at Adjusted Term SOFR for the applicable Interest Period in effect for such Loan plus the Applicable Margin of such Class of such SOFR Loans in effect from time to time.

(b)            The Borrower shall pay interest on each Swingline Loan at the Base Rate plus the Applicable Margin for Revolving Loans in effect from time to time.

(c)            Notwithstanding subsections (a) and (b) of this Section, at the option of the Required Lenders if an Event of Default (other than set forth in subclause (ii) below) exists, and automatically (i) after acceleration of any of the Obligations, (ii) upon the occurrence and during the continuance of an Event of Default under Sections 8.1(g), (h) or (i) with respect to any Loan Party or (iii) with respect to any past due amount hereunder, the Borrower shall pay interest (“Default Interest”) with respect to each Class of SOFR Loans at the rate per annum equal to 2.0% above the otherwise applicable interest rate for such Class of SOFR Loans (in the case of Term SOFR Loans, for the then-current Interest Period until the last day of such Interest Period), and thereafter, and with respect to each Class of Base Rate Loans and all other Obligations hereunder (other than Loans), at the rate per annum equal to 2.0% above the otherwise applicable interest rate for such Class of Base Rate Loans.

(d)            Interest on the principal amount of each Class of Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Classes of Base Rate Loans and Swingline Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the applicable Termination Date for such Class of Loans. Interest on all outstanding Classes of Daily Simple SOFR Loans shall be payable monthly in arrears on the last Business Day of each month and on the applicable Termination Date for such Class of Loans. Interest on all outstanding Classes of Term SOFR Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Term SOFR Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the applicable Termination Date for such Class of Loans. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

(e)            The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

(f)            In connection with the use or administration of Term SOFR or Adjusted Daily Simple SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR or Adjusted Daily Simple SOFR.

Section 2.14.      Fees.

(a)            The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent.

(b)            The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender:

(i)            at all times prior to the Investment Grade Rating Date, an unused fee (the “Unused Fee”), which shall accrue from the Closing Date through and including the Revolving Commitment Termination Date at a per annum rate equal to (i) 0.25% of the daily amount of the unused Revolving Commitment of such Lender at any time that the Revolving Credit Exposure is less than or equal to 33.3% of the Aggregate Revolving Commitment Amount or (ii) 0.20% of the daily amount of the unused Revolving Commitment of such Lender at any time that the Revolving Credit Exposure is greater than 33.3% of the Aggregate Revolving Commitment Amount. For purposes of computing the Unused Fee, the Revolving Commitment of each Revolving Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure, of such Lender.

(ii)            at all times on and after the Investment Grade Rating Date, a facility fee equal to the average daily amount of the Revolving Commitment of such Revolving Lender (whether or not utilized) times the applicable Facility Fee. The facility fee will be distributed to the Revolving Lenders pro rata in accordance with their respective Revolving Commitments.

(c)            The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Revolving Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for SOFR Loans that are Revolving Loans then in effect on the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including, without limitation, any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to the Issuing Bank for its own account a facing fee, which shall accrue at the rate set forth in the Existing Fee Letter on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) from the Closing Date through and including the Revolving Commitment Termination Date (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Notwithstanding the foregoing, if the Borrower is obligated to pay Default Interest pursuant to Section 2.13(c), then the fees payable pursuant to this subsection (c) shall automatically be increased by 2.0% per annum.

(d)            The Borrower shall pay on the Closing Date to the Administrative Agent and its affiliates all fees in the New Fee Letter that are due and payable on the Closing Date. The Borrower shall pay on the Closing Date to the Administrative Agent, for the ratable benefit of the applicable Lenders, all upfront fees and amendment fees as set forth in the New Fee Letter.

(e)            Accrued fees under subsections (b) and (c) of this Section shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on the first full Fiscal Quarter ending after the Closing Date, and, in the case of fees under subsections (b) and (c) on the Revolving Commitment Termination Date (and, if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.

Section 2.15.      Computation of Interest and Fees. Interest hereunder based on the Base Rate or other prime lending rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.16.      Inability to Determine Interest Rates; Benchmark Replacement Language.

(a)            Inability to Determine SOFR. Subject to paragraphs (b) through and (f) below, if, prior to the commencement of any Interest Period for any Term SOFR Borrowing or in respect of any Daily Simple SOFR Borrowing:

(i)            the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that “Adjusted Daily Simple SOFR” or “Adjusted Term SOFR” cannot be determined pursuant to the applicable definition thereof, or

(ii)            the Administrative Agent shall have received notice from the Required Lenders that Adjusted Daily Simple SOFR or Adjusted Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their Adjusted Daily Simple SOFR Loans or Term SOFR Loans for such Interest Period, as applicable, then the Administrative Agent shall give written notice thereof (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make affected SOFR Loans, and any right of the Borrower to continue affected Term SOFR Loans or to convert Base Rate Loans to affected SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of affected SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.19. Subject to paragraphs (b) through (f) below, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Daily Simple SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (iii) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

(b)            Benchmark Replacement.

(i)            Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark a Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii)            No swap agreement shall be deemed to be a “Loan Document” for purposes of this Section 2.16.

(c)            Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.16(e) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.16.

(e)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will be not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)            Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (i) the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of any affected SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans (A) with respect to any Daily Simple SOFR Loans, immediately and (II) with respect to any Term SOFR Loans, at the end of the applicable Interest Period. During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

Section 2.17.      Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to perform any of its obligations hereunder, to make, maintain or fund any SOFR Loan or to or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Daily Simple SOFR, Adjusted Term SOFR or Term SOFR and such Lender shall so notify the Administrative Agent; thereafter, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligation of such Lender to make affected SOFR Revolving Loans, or to continue or convert outstanding Loans as or into affected SOFR Loans, shall be suspended and (ii) the Base Rate shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (iii) thereof. In the case of the making of a Borrowing of affected SOFR Loans, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing (and in the case of a Term SOFR Borrowing, for the same Interest Period) and, if the affected SOFR Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Term SOFR Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately in the case of a Daily Simple SOFR Loan or if such Lender shall determine that it may not lawfully continue to maintain such SOFR Loan to such date (and in each instance the Base Rate shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (iii) thereof). Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, use reasonable efforts to designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.19.

Section 2.18.      Increased Costs.

(a)            If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuing Bank;

(ii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Lender or the Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or any Loans made by such Lender or any Letter of Credit or any participation therein;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a SOFR Loan or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then, from time to time, such Lender or the Issuing Bank may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such increased costs or reduced amounts, and within five (5) Business Days after receipt of such notice and demand, the Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amounts as will compensate such Lender or the Issuing Bank for any such increased costs incurred or reduction suffered.

(b)            If any Lender or the Issuing Bank shall have determined that on or after the Closing Date any Change in Law regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of the Parent Company of such Lender or the Issuing Bank) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, the Issuing Bank or such Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of such Parent Company with respect to capital adequacy and liquidity), then, from time to time, such Lender or the Issuing Bank may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such reduced amounts, and within ten (10) Business Days after receipt of such notice and demand the Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amounts as will compensate such Lender, the Issuing Bank or such Parent Company for any such reduction suffered.

(c)            A certificate of such Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender, the Issuing Bank or the Parent Company of such Lender or the Issuing Bank, as the case may be, specified in subsection (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.

(d)            Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender of the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than two hundred seventy (270) days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the two hundred seventy (270)-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)            Notwithstanding any other provision of this Section, no Lender or Issuing Bank shall demand compensation for any increased cost or reduction pursuant to this Section 2.18 if it shall not at the time be the general policy or practice of such Lender or the Issuing Bank to demand such compensation from the borrowers similarly situated in similar circumstances under comparable provisions of other credit agreements; provided, however, that nothing in this Section shall require any Lender or the Issuing Bank to disclose any confidential information related to similarly situated borrowers, comparable provisions of other credit agreements or otherwise, and any Lender’s or the Issuing Bank’s failure to provide such confidential information shall not preclude such Lender or the Issuing Bank, as applicable, from asserting that such other borrower is similarly situated in similar circumstances to the Borrower and providing non-confidential information with respect thereto.

Section 2.19.      Funding Indemnity. In the event of (a) the payment of any principal of a SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a SOFR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any SOFR Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a Term SOFR Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Term SOFR Loan if such event had not occurred at Adjusted Term SOFR applicable to such Term SOFR Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Term SOFR Loan) over (ii) the amount of interest that would accrue on the principal amount of such Term SOFR Loan for the same period if Adjusted Term SOFR were set on the date such Term SOFR Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Term SOFR Loan. A certificate as to any additional amount payable under this Section submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

Section 2.20.      Taxes.

(a)            Defined Terms. For purposes of this Section 2.20, the term “Lender” includes Issuing Bank and the term “applicable law” includes FATCA.

(b)            Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)            Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)            Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)            Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section 2.20, the Borrower or other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)            Status of Lenders.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.20(g)(ii)(A), 2.20(g)(ii)(B) and 2.20(g)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing,

(A)            Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

i.            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

ii.            executed originals of IRS Form W-8ECI;

iii.            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 2.20A to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

iv.            to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.20B or Exhibit 2.20C, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.20D on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)      Treatment of Certain Refunds(i)      . If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)            Survival. Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.21.      Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)            The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.18, 2.19 or 2.20, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of Taxes (except as otherwise provided in Section 2.20). Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.18, 2.19, 2.20 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)            If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied as follows: first, to all fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective pro rata shares of such fees and expenses; third, to all interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to all principal of the Loans and unreimbursed LC Disbursements then due and payable hereunder, pro rata to the parties entitled thereto based on their respective pro rata shares of such principal and unreimbursed LC Disbursements.

(c)            If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Credit Exposure, Class of Term Loans and accrued interest and fees thereon, as applicable, than the proportion received by any other Lender with respect to its Revolving Credit Exposure or such Class of Term Loans, as applicable, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Credit Exposure and Class of Term Loans, as applicable, of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Exposure and Term Loans of such Class; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Exposure or Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)            Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.22.      Letters of Credit.

(a)            During the Revolving Availability Period, the Issuing Bank, in reliance upon the agreements of the other Revolving Lenders pursuant to subsections (d) and (e) of this Section, may, in its sole discretion, issue, at the request of the Borrower, Letters of Credit for the account of the Borrower on the terms and conditions hereinafter set forth; provided that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five Business Days prior to the Stated Termination Date; (ii) each Letter of Credit shall be in a stated amount of at least $100,000 (or such lesser amount as may be acceptable to the Issuing Bank, in its sole discretion); and (iii) the Borrower may not request any Letter of Credit if, after giving effect to such issuance, (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate Revolving Credit Exposure of all Lenders would exceed the Aggregate Revolving Commitment Amount. Each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in each Letter of Credit equal to such Lender’s Pro Rata Share of the Revolving Commitments of the aggregate amount available to be drawn under such Letter of Credit on the date of issuance. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Revolving Lender by an amount equal to the amount of such participation.

(b)            To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, renewed or extended, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c)            At least two Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice, and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent, on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit, directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in subsection (a) of this Section or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.

(d)            The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m. on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Revolving Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank; provided that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable. The Administrative Agent shall notify the Revolving Lenders of such Borrowing in accordance with Section 2.3, and each Revolving Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.6. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.

(e)            If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Revolving Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) of this Section in an amount equal to its Pro Rata Share of the Revolving Commitments of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Revolving Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Revolving Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.

(f)            To the extent that any Revolving Lender shall fail to pay any amount required to be paid pursuant to subsection (d) or (e) of this Section on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided that if such Lender shall fail to make such payment to the Issuing Bank within three Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.13(c).

(g)            If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Class Lenders of the Revolving Lenders demanding that its reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this subsection, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to 105% of the aggregate LC Exposure of all Lenders as of such date plus any accrued and unpaid fees thereon; provided that such obligation to Cash Collateralize the reimbursement obligations of the Borrower with respect to the Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default described in Section 8.1(g), (h) or (i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Borrower agrees to execute any documents and/or certificates to effectuate the intent of this subsection. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to Cash Collateralize its reimbursement obligations with respect to the Letters of Credit as a result of the occurrence of an Event of Default, such Cash Collateral so posted (to the extent not so applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(h)            Upon the request of any Revolving Lender, but no more frequently than quarterly, the Issuing Bank shall deliver (through the Administrative Agent) to each Revolving Lender and the Borrower a report describing the aggregate Letters of Credit then outstanding. Upon the request of any Revolving Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

(i)            The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i)            any lack of validity or enforceability of any Letter of Credit or this Agreement;

(ii)            the existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii)            any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)            payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;

(v)            any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of set-off against, the Borrower’s obligations hereunder; or

(vi)            the existence of a Default or an Event of Default.

Neither the Administrative Agent, the Issuing Bank, any Lender nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(j)            Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (iii) the Borrower shall specify the foregoing in each letter of credit application submitted for the issuance of a Letter of Credit.

Section 2.23.      Increase of Commitments; Incremental Term Loans; Additional Lenders.

(a)            From time to time after the ~~First~~Second Amendment Date and in accordance with this Section, the Borrower and one or more Increasing Lenders or Additional Lenders (each as defined below) may enter into an agreement (1) during the period from the ~~Closing~~Second Amendment Date to but excluding the Revolving Commitment Termination Date to increase the aggregate Revolving Commitments hereunder (such increase an “Incremental Commitment”, (2) [reserved], (3) ~~during the period from the Closing Date to but excluding the A-3 Term Loan Maturity Date to increase the aggregate A-3 Term Loans hereunder~~[reserved], (4) during the period from the ~~Closing~~Second Amendment Date to but excluding the A-4 Term Loan Maturity Date to increase the aggregate A-4 Term Loans hereunder, (5) during the period from the ~~First~~Second Amendment Date to but excluding the A-5 Term Loan Maturity Date to increase the aggregate A-5 Term Loans hereunder and (6) during the period from the latest Term Loan Commitment Termination Date then in effect to but excluding the latest Termination Date then in effect for a Class of Term Loans to request one or more additional Term Loans (each Term Loan made in accordance with this clause (5), a “Non-Conforming Credit Extension” and each Term Loan made in accordance with this Section 2.23, an “Incremental Term Loan”), in each case, so long as the following conditions are satisfied:

(i)            from and after the ~~Closing~~Second Amendment Date, the aggregate principal amount of all such Incremental Commitments and Incremental Term Loans made pursuant to this Section shall not exceed $200,000,000 (the “Maximum Commitment Amount”);

(ii)            the Borrower shall execute and deliver such documents and instruments and take such other actions as may be reasonably required by the Administrative Agent in connection with and at the time of any such proposed Incremental Commitment or Incremental Term Loan;

(iii)            at the time of and immediately after giving effect to any such proposed Incremental Commitment or Incremental Term Loan, no Default or Event of Default shall exist, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality qualifier, in which case such representations and warranties shall be true and correct in all respects), and, since the Closing Date, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

(iv)            (v) any Non-Conforming Credit Extension shall have a maturity date no earlier than the latest Termination Date then in effect for Term Loans and shall have a Weighted Average Life to Maturity (as defined below) no shorter than that of any Term Loans made pursuant to Sections 2.23, 2.27, 2.28, and 2.29, (w) any incremental Revolving Commitments provided pursuant to this Section shall be on the same terms as the Revolving Commitments, (x) ~~any incremental A-3 Term Loans provided pursuant to this Section shall be on the same terms as the A-3 Term Loans~~[reserved], (y) any incremental A-4 Term Loans provided pursuant to this Section shall be on the same terms as the A-4 Term Loans and (z) any incremental A-5 Term Loans provided pursuant to this Section shall be on the same terms as the A-5 Term Loans;

(v)            any collateral securing any such Incremental Commitment or Incremental Term Loan shall also secure all other Obligations on a pari passu basis;

(vi)            any Incremental Commitment or Incremental Term Loan will not be guaranteed by any Subsidiary of the Borrower other than the Guarantors;

(vii)            the Borrower and its Subsidiaries shall be in pro forma compliance with each of the Financial Covenants as of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered, calculated as if all such Incremental Commitment or Incremental Term Loans had been established (and fully funded) as of the first day of the relevant period for testing compliance; and

(viii)            all other terms and conditions with respect to any such Incremental Commitment or Incremental Term Loan shall be reasonably satisfactory to the Administrative Agent.

(b)            The Borrower shall provide at least 30 days’ written notice to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender) of any proposal to establish an Incremental Commitment or Incremental Term Loan. Each Lender that agrees to increase the principal amount of its Revolving Commitment and/or provide an Incremental Term Loan (an “Increasing Lender”) shall as soon as practicable, and in any case within 15 days following receipt of such notice, specify in a written notice to the Borrower and the Administrative Agent the amount of such proposed Incremental Commitment or Incremental Term Loan that it is willing to provide. No Lender (or any successor thereto) shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its Revolving Commitment and/or provide any Incremental Term Loan, and any decision by a Lender to increase its Revolving Commitment and/or a provide an Incremental Term Loan shall be made in its sole discretion independently from any other Lender. Only the consent of each Increasing Lender and the Administrative Agent shall be required for an increase in the aggregate principal amount of the Revolving Commitments and/or provision of an Incremental Term Loan, as applicable, pursuant to this Section. No Lender which declines to increase the principal amount of its Revolving Commitment and/or provide an Incremental Term Loan may be replaced with respect to its existing Revolving Commitment and/or Term Loans as a result thereof without such Lender’s consent. If any Lender shall fail to notify the Borrower and the Administrative Agent in writing about whether it will increase its Revolving Commitment and/or provide an Incremental Term Loan within 15 days after receipt of such notice, such Lender shall be deemed to have declined to increase its Revolving Commitment and/or provide an Incremental Term Loan, as applicable. The Borrower may accept some or all of the offered amounts or designate new lenders that are acceptable to the Administrative Agent as additional Lenders hereunder in accordance with this Section (the “Additional Lenders”), which Additional Lenders may assume all or a portion of such Incremental Commitment and/or provide all or a portion of an Incremental Term Loan. The Borrower and the Administrative Agent shall have discretion jointly to adjust the allocation of such Incremental Commitments and/or Incremental Term Loans among the Increasing Lenders and the Additional Lenders. The sum of the Revolving Commitments and the Term Loans of the Increasing Lenders plus the Revolving Commitments and Term Loans of the Additional Lenders shall not in the aggregate exceed the Maximum Commitment Amount.

(c)            Subject to subsections (a) and (b) of this Section, any increase requested by the Borrower shall be effective upon delivery to the Administrative Agent of each of the following documents:

(i)            an originally executed copy of an instrument of joinder, in form and substance reasonably acceptable to the Administrative Agent, executed by the Administrative Agent, the Borrower, by each Additional Lender and by each Increasing Lender, setting forth the new Revolving Commitments and/or Class of Term Loans of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all of the terms and provisions hereof;

(ii)            such evidence of appropriate corporate authorization on the part of the Borrower with respect to such Incremental Commitment or Incremental Term Loan and such opinions of counsel for the Borrower with respect to such Incremental Commitment Incremental Term Loan as the Administrative Agent may reasonably request;

(iii)            a certificate of the Borrower signed by a Responsible Officer, in form and substance reasonably acceptable to the Administrative Agent, certifying that each of the conditions in clauses (i), (iii) and (v) of subsection (a) of this Section has been satisfied;

(iv)            to the extent requested by any Additional Lender or any Increasing Lender, executed promissory notes evidencing such Incremental Commitments or Incremental Term Loans issued by the Borrower in accordance with Section 2.10(b); and

(v)            any other certificates or documents that the Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to the Administrative Agent.

(d)            Upon the effectiveness of any such Incremental Commitment or funding of Incremental Term Loans, the Commitments and Pro Rata Share of each Lender will be adjusted to give effect to such Incremental Commitments or Incremental Term Loans and Schedule I shall automatically be deemed amended accordingly.

(e)            All terms of a Non-Conforming Credit Extension that are different from the terms of the Term Loans hereunder shall be as set forth in a separate assumption agreement among the Borrower, the Lenders providing such Incremental Term Loans and the Administrative Agent, the execution and delivery of which agreement shall be a condition to the effectiveness of the Non-Conforming Credit Extensions. After the incurrence of any Non-Conforming Credit Extensions, all optional prepayments of Classes of Term Loans shall be allocated ratably between the outstanding Classes of Term Loans and the Non-Conforming Credit Extensions. Notwithstanding anything to the contrary in Section 10.2, the Administrative Agent is expressly permitted to amend the Loan Documents to the extent necessary to give effect to any increase or Incremental Term Loans pursuant to this Section and mechanical changes necessary or advisable in connection therewith (including amendments to implement the requirements in the preceding sentence, amendments to ensure pro rata allocations of SOFR Loans and Base Rate Loans between Loans incurred pursuant to this Section and Loans outstanding immediately prior to any such incurrence).

Section 2.24.      Mitigation of Obligations. If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.18 or Section 2.20, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

Section 2.25.      Replacement of Lenders. If (a) any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, or (b) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.18 or Section 2.20, as applicable) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts), and (iii) in the case of a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.26.      Defaulting Lenders.

(a)            Cash Collateral.

(i)            At any time that there shall exist a Defaulting Lender that is a Revolving Lender, within one Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Bank’s LC Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.26(b)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than 105% of the Issuing Bank’s LC Exposure with respect to such Defaulting Lender.

(ii)            The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the obligations of Defaulting Lenders that are Revolving Lenders to fund participations in respect of Letters of Credit, to be applied pursuant to clause (iii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the minimum amount required pursuant to clause (i) above, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iii)            Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.26(a) or Section 2.26(b) in respect of Letters of Credit shall be applied to the satisfaction of the obligations of Defaulting Lenders that are Revolving Lenders to fund participations in respect of Letters of Credit or LC Disbursements (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iv)            Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s LC Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.26(a) following (A) the elimination of the applicable LC Exposure (including by the termination of Defaulting Lender status of the applicable Revolving Lender), or (B) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to Sections 2.26(b) through 2.26(d) the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated LC Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(b)            Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Required Lenders and Required Class Lenders and in Section 10.2.

(ii)            Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, in the case of a Defaulting Lender that is a Revolving Lender, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder; third, in the case of a Defaulting Lender that is a Revolving Lender, to Cash Collateralize the Issuing Bank’s LC Exposure with respect to such Defaulting Lender in accordance with Section 2.26(a); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) in the case of a Defaulting Lender that is a Revolving Lender, Cash Collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.26(a); sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans of a Class or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of such Class of, and LC Disbursements owed to, all Non-Defaulting Lenders of the applicable Class on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans of such Class and funded and unfunded participations in respect of Letters of Credit and Swingline Loans are held by the Revolving Lenders pro rata in accordance with the Revolving Commitments without giving effect to clause (iv) below and all Term Loans of each Class are held by the Term Loan Lenders of such Class pro rata as if there had been no Defaulting Lenders in such Class. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.26(b)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            (A) No Defaulting Lender that is a Revolving Lender shall be entitled to receive any Unused Fee pursuant to Section 2.14(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender). No Defaulting Lender that is a Revolving Lender shall be entitled to receive any facility fee pursuant to Section 2.14(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)            Each Defaulting Lender that is a Revolving Lender shall be entitled to receive letter of credit fees pursuant to Section 2.14(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to that portion of its LC Exposure for which it has provided Cash Collateral pursuant to Section 2.26(a).

(C)            With respect to any Unused Fee, facility fee or letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that is a Revolving Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s LC Exposure or Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(D)            [reserved].

(E)            [reserved].

(iv)            In the case of a Defaulting Lender that is a Revolving Lender, all or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders that are Revolving Lenders in accordance with their respective Pro Rata Shares of the Revolving Commitments (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any such Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)            If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender and (y) second, Cash Collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with the procedures set forth in Section 2.26(a).

(c)            Defaulting Lender Cure. If the Borrower and the Administrative Agent (and solely in the case of a Defaulting Lender that is a Revolving Lender, Swingline Lender and Issuing Bank) agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which, in the case of a Defaulting Lender that is a Revolving Lender, may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause, as applicable, (i) the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Revolving Lenders in accordance with the applicable Commitments (without giving effect to Section 2.26(b)(iv)), and (ii) the Term Loans of each Class to be held by the Term Loan Lenders of such Class pro rata as if there had been no Defaulting Lenders of such Class, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(d)            New Swingline Loans/Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Swingline Exposure after giving effect to such Swingline Loan and (ii) the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no LC Exposure after giving effect thereto.

Section 2.27.      A-4 Term Loans.

(a)            A-4 Term Loans. Subject to the terms and conditions set forth herein, on the Closing Date, each A-4 Term Loan Lender severally and not jointly agrees to make a single A-4 Term Loan in the principal amount set forth for such Lender on Schedule I as such Lender’s “A-4 Term Loans” and the aggregate principal amount of all A-4 Term Loans made on the Closing Date shall not exceed $~~100,000,000~~125,000,000. If for any reason the entire aggregate amount of the A-4 Term Loan Commitments is not fully drawn on the Closing Date, the undrawn portion thereof shall automatically terminate and be cancelled on the Closing Date. The A-4 Term Loans were advanced on the Closing Date and, as of the Second Amendment Date, the aggregate amount of the A-4 Term Loan Commitments is $0.

(b)            A-4 Term Loans Generally. Amounts repaid or prepaid on the A-4 Term Loans may not be reborrowed. The A-4 Term Loans may be, from time to time, Base Rate Loans or SOFR Loans or a combination thereof. All obligations with respect to the A-4 Term Loans shall be due and payable in full on the A-4 Term Loan Maturity Date.

Section 2.28.      ~~A-3 Term Loans~~[Reserved.]

~~A-3 Term Loans. Pursuant to the Existing Credit Agreement, certain of the A-3 Term Loan Lenders made an A-3 Term Loan denominated in Dollars to the Borrower. The Borrower hereby agrees and acknowledges that as of the Closing Date, the outstanding principal balance of the A-3 Term Loans is $75,000,000 and shall for all purposes hereunder constitute and be referred to as the A-3 Term Loans hereunder, without constituting a novation, but in all cases subject to the terms and conditions applicable to A-3 Term Loans hereunder. Any portion of an A-3 Term Loan that is repaid or prepaid may not be reborrowed. The A-3 Term Loans may be, from time to time, Base Rate Loans or SOFR Loans or a combination thereof. All obligations with respect to the A-3 Term Loans shall be due and payable in full on the A-3 Term Loan Maturity Date.~~

Section 2.29.      A-5 Term Loans.

(a)            A-5 Term Loans. Subject to the terms and conditions set forth herein, on the First Amendment Date, each A-5 Term Loan Lender severally and not jointly agrees to make a single A-5 Term Loan in the principal amount set forth for such Lender on Schedule I as such Lender’s “A-5 Term Loans” and the aggregate principal amount of all A-5 Term Loans made on the First Amendment Date shall not exceed $150,000,000. If for any reason the entire aggregate amount of the A-5 Term Loan Commitments is not fully drawn on the First Amendment Date, the undrawn portion thereof shall automatically terminate and be cancelled on the First Amendment Date. The A-5 Term Loans were advanced on the First Amendment Date and, as of the Second Amendment Date, the aggregate amount of the A-5 Term Loan Commitments is $0.

(b)            A-5 Term Loans Generally. Amounts repaid or prepaid on the A-5 Term Loans may not be reborrowed. The A-5 Term Loans may be, from time to time, Base Rate Loans or SOFR Loans or a combination thereof. All obligations with respect to the A-5 Term Loans shall be due and payable in full on the A-5 Term Loan Maturity Date.

ARTICLE III

CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT

Section 3.1.      Conditions to Effectiveness. The amendment and restatement of the Existing Credit Agreement by this Agreement, the obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of the Issuing Bank to issue any Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

(a)            The Administrative Agent shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Closing Date, including, without limitation, reimbursement or payment of all out-of-pocket expenses of the Administrative Agent and its Affiliates (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent.

(b)            The Administrative Agent (or its counsel) shall have received the following, each to be in form and substance satisfactory to the Administrative Agent:

(i)            a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii)            any promissory notes requested by the Lenders pursuant to Section 2.10(b);

(iii)            a Guaranty Agreement substantially in the form of Exhibit 3.1(b)(iii), duly executed by the Loan Parties;

(iv)            a certificate of the Secretary or Assistant Secretary of each Loan Party substantially in the form of Exhibit 3.1(b)(iv), (A) attaching and certifying copies of (1) its bylaws, partnership agreement, limited liability company agreement or comparable organizational document, and (2) the resolutions of its board of directors or other equivalent governing body, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and (B) certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;

(v)            certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party and each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign corporation;

(vi)            a favorable written opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, counsel to the Loan Parties (including Maryland counsel to the Borrower), addressed to the Administrative Agent, the Issuing Bank and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;

(vii)            a certificate substantially in the form of Exhibit 3.1(b)(vii), dated the Closing Date and signed by a Responsible Officer and the chief financial officer of the Borrower, certifying that, after giving effect to the funding of all Borrowings, the issuance of any initial Letters of Credit, and the consummation of the transactions contemplated to occur on the Closing Date (including the execution and delivery of the Loan Documents), (A) no Default or Event of Default exists, (B) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (or in the case of representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality qualifier, in all respects) and (C) each Loan Party is Solvent;

(viii)            a duly executed Notice of Borrowing for any initial Revolving Borrowing or Swingline Borrowing;

(ix)            a duly executed funds disbursement agreement, together with a report setting forth the sources and uses of the proceeds of any such initial Borrowing;

(x)            a duly completed and executed Compliance Certificate, including calculations of the Financial Covenants hereof as of December 31, 2020, calculated on a pro forma basis as if any initial Revolving Borrowing and all Term Loans had been funded as of the first day of the relevant period for testing compliance (and setting forth in reasonable detail such calculations);

(xi)            a duly executed assumption agreement executed by the Borrower;

(xii)            copies of all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of any Loan Party, by the Borrower or any of its Subsidiaries in connection with the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the Commitments or any transaction being financed with the proceeds thereof shall be ongoing;

(xiii)            copies of all Material Agreements requested by Administrative Agent;

(xiv)            if requested by the Administrative Agent, certificates of insurance, in form and detail acceptable to the Administrative Agent, describing the types and amounts of insurance (property and liability) maintained by any of the Loan Parties;

(xv)            copies of all documentation and information required by any Governmental Authority under the Patriot Act and other applicable “know your customer” and anti-money laundering laws; and

(xvi)            all such other documents, certificates and information as the Administrative Agent or the Required Lenders shall have reasonably requested.

Without limiting the generality of the provisions of this Section, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved of, accepted or been satisfied with each document or other matter required hereunder to be consented to, approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 3.2.      Conditions to Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including any Borrowings on the Closing Date) and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to Section 2.26(c) and the satisfaction of the following conditions:

(a)            at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;

(b)            at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date, and other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality qualifier, in which case such representations and warranties shall be true and correct in all respects);

(c)            in the case of a Borrowing, the Borrower shall have delivered the required Notice of Borrowing or in the case of an issuance, amendment, renewal or extension of a Letter of Credit, the Borrower shall have delivered any notice and other document required under Section 2.22; and

(d)            at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the aggregate Revolving Credit Exposures of all Lenders shall not exceed the Aggregate Revolving Commitment Amount.

Each Borrowing and each issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in subsections (a), (b) and (d) of this Section.

Section 3.3.      Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent, each Lender and the Issuing Bank as follows:

Section 4.1.      Existence; Power. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted, and (c) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2.      Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3.      Governmental Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any Requirement of Law applicable to the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any Contractual Obligation of the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries (other than payments in accordance with the Loan Documents) and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except, in each case, as would not reasonably be expected to result in a Material Adverse Effect.

Section 4.4.      Financial Statements. The Borrower has furnished to each Lender the audited consolidated balance sheet of the Borrower and its Subsidiaries dated December 31, 2020, and the related audited consolidated statements of income, stockholders’ equity and cash flows for the Fiscal Year then ended, prepared by BDO USA, LLP. Such financial statements fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied. Since the Closing Date, there have been no changes with respect to the Borrower and its Subsidiaries, taken as a whole, which have had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 4.5.      Litigation and Environmental Matters.

(a)            No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of any Responsible Officer of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries (i) that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Borrower and its Subsidiaries, taken as a whole or (ii) which could reasonably be expected to result in the invalidity or unenforceability of this Agreement or any other Loan Document.

(b)            Except as could not reasonably be expected to have a Material Adverse Effect:

(i)            To the knowledge of the Responsible Officers of the Loan Parties, each of the Unencumbered Pool Properties and all operations with respect to each of the Unencumbered Pool Properties and other Properties owned by the Loan Parties are in compliance with all applicable Environmental Laws in all material respects and there are no conditions relating to the Unencumbered Pool Properties, the other Properties owned by the Loan Parties or the businesses of the Loan Parties or Tenants with respect to an Unencumbered Pool Property that are likely to give rise to any Environmental Liability.

(ii)            To the knowledge of the Responsible Officers of the Loan Parties, none of the Unencumbered Pool Properties or other Properties owned by the Loan Parties contains, or has previously contained, any Hazardous Materials at, on or under such property in amounts or concentrations that constitutes a violation of, or could give rise to liability of any Loan Party under, applicable Environmental Laws.

(iii)            To the knowledge of the Responsible Officers of the Loan Parties, no Loan Party has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Unencumbered Pool Properties, any of the other Properties owned by the Loan Parties or the businesses of the Loan Parties, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened in writing.

(iv)            To the knowledge of the Responsible Officers of the Loan Parties, no Loan Party or Tenant with respect to an Unencumbered Pool Property has generated, treated, stored or disposed of Hazardous Materials at, on or under any of the Unencumbered Pool Properties or any of the other Properties owned by the Loan Parties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law. To the knowledge of the Responsible Officers of the Loan Parties, Hazardous Materials have not been transported or disposed of from the Unencumbered Pool Properties or the other Properties owned by the Loan Parties, in each case by or on behalf of any Loan Party, in violation of, or in a manner that is likely to give rise to liability under, any applicable Environmental Law.

(v)            To the knowledge of the Responsible Officers of the Loan Parties, no judicial proceeding or governmental or administrative action is pending or threatened in writing, under any Environmental Law to which any Loan Party is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Loan Parties, the Unencumbered Pool Properties, the other Properties owned by the Loan Parties or the businesses of the Loan Parties.

Section 4.6.      Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except in such instances in which (i) such Requirement of Law or judgment, decree, or order is being contested in good faith by appropriate proceedings diligently conducted or (ii) where non-compliance, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. None of the Borrower or any of its Subsidiaries, or, to the knowledge of the Responsible Officers of the Loan Parties, any other party thereto is in material default after all applicable notice and cure periods under any Material Agreement. To the knowledge of the Responsible Officers of the Loan Parties, each of the Unencumbered Pool Properties, and the uses of the Unencumbered Pool Properties (including by the Tenants with respect thereto), are in compliance in all material respects with all Requirements of Laws and all orders, writs, injunctions and decrees applicable to the Unencumbered Pool Properties (including, without limitation, building and zoning laws and Health Care Laws), except in such instances in which (i) such Requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 4.7.      Investment Company Act. None of the Borrower or any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended and in effect from time to time, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from, or registration or filing with, any Governmental Authority in connection therewith.

Section 4.8.      Taxes. The Borrower, its Subsidiaries and each other Person for whose taxes the Borrower or any of its Subsidiaries could become liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated by the Responsible Officers of the Borrower and its Subsidiaries.

Section 4.9.      Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X. None of the Borrower or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”.

Section 4.10.      ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, each Plan is in substantial compliance in form and operation with its terms and with ERISA and the Code (including, without limitation, the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes, or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, except as would not reasonably be expected to have a Material Adverse Effect, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would adversely affect the issuance of a favorable determination letter or otherwise adversely affect such qualification). No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to have a Material Adverse Effect. There exists no Unfunded Pension Liability with respect to any Plan. None of the Borrower or any of its Subsidiaries or any ERISA Affiliate is making or accruing an obligation to make contributions, or has, within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make, contributions to any Multiemployer Plan. There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Responsible Officers of the Loan Parties or any ERISA Affiliate, threatened in writing, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in a Material Adverse Effect. Except as would not reasonably be expected either individually or in the aggregate to have a Material Adverse Effect, the Borrower, each of its Subsidiaries and each ERISA Affiliate have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, by the terms of such Plan or Multiemployer Plan, respectively, or by any contract or agreement requiring contributions to a Plan or Multiemployer Plan. Except as would not reasonably be expected either singly or in the aggregate to result in a Material Adverse Effect, no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA. None of the Borrower or any of its Subsidiaries or any ERISA Affiliate have ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions in each case except as would not be expected either singly or in the aggregate to result in a Material Adverse Effect. None of the Borrower or any of its Subsidiaries has established, contributes to or maintains any Non-U.S. Plan.

Section 4.11.      Ownership of Property; Insurance.

(a)            Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens not permitted by this Agreement. All leases that individually or in the aggregate are material to the business or operations of the Borrower and its Subsidiaries are valid and subsisting and are in full force.

(b)            Each of the Borrower and its Subsidiaries owns, or is licensed or otherwise has the right to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe in any material respect on the rights of any other Person.

(c)            The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower and any applicable Subsidiary operates.

Section 4.12.      Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which any of the Borrower or any of its Subsidiaries is subject, and all other matters known to any Responsible Officer of any of them, that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Lenders’ Presentation nor any of the reports (including, without limitation, all reports that the Borrower is required to file with the SEC), financial statements, certificates or other information (other than projected financial information and other forward-looking information and information of a general industry nature) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole in light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made.

Section 4.13.      Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the knowledge of the Responsible Officers of the Loan Parties, threatened in writing against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice charges or grievances are pending against the Borrower or any of its Subsidiaries, or, to the knowledge of the Responsible Officers of the Loan Parties, threatened in writing against any of them before any Governmental Authority, in each case, that would, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.14.      Subsidiaries. Schedule 4.14 sets forth the name of, the ownership interest of the applicable Loan Party in, the jurisdiction of incorporation or organization of, and the type of each Subsidiary of the Borrower and the other Loan Parties and identifies each Subsidiary that is a Subsidiary Loan Party, an Immaterial Subsidiary and/or an Excluded Subsidiary, in each case, as of the Closing Date.

Section 4.15.      Solvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement, each Loan Party is Solvent.

Section 4.16.      [Reserved].

Section 4.17.      [Reserved].

Section 4.18.      Unencumbered Pool Properties. To the knowledge of the Responsible Officers of the Loan Parties, each of the facilities located on the Unencumbered Pool Properties owned or leased by the Loan Parties complies with the requirements of Section 5.8 of this Agreement. To the knowledge of the Responsible Officers of the Loan Parties, no condemnation or condemnation proceeding has been instituted and remained undismissed for a period in excess of 90 consecutive days, in each case, with respect to a material portion of any Unencumbered Pool Property. To the knowledge of the Responsible Officers of the Loan Parties, no material casualty event has occurred with respect to the improvements located on any Unencumbered Pool Property which has not been (or, if applicable, will not be able to be) fully remediated with available insurance proceeds.

Section 4.19.      Material Agreements. As of the Closing Date, all Material Agreements of the Borrower and its Subsidiaries are described on Schedule 4.19, and each such Material Agreement is in full force and effect. The Responsible Officers of the Loan Parties do not have any knowledge of any pending amendments or threatened in writing termination of any of the Material Agreements.

Section 4.20.      Healthcare Matters.

(a)            Without limiting the generality of Section 4.6 hereof or any other representation or warranty made herein, each Loan Party and, to the knowledge of the Responsible Officers of the Loan Parties, each Tenant with respect to an Unencumbered Pool Property, is in compliance with applicable provisions of federal and state laws governing Medicare and any state Medicaid programs and any statutes or any regulations promulgated pursuant to such laws, including, without limitation, Sections 1320a-7, 1320a-7a, 1320a-7b and 1395nn of Title 42 of the United States Code, the False Claims Act (31 U.S.C. Section 3729 et seq.), HIPAA, all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. Sections 286 and 287, and the health care fraud criminal provisions under HIPAA, the exclusion laws (42 U.S.C. 1320a-7), Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act) and related state or local statutes or regulations promulgated under such laws (“Health Care Laws”), except to the extent such non-compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            To the knowledge of the Responsible Officers of the Loan Parties, there are no Medicare, Medicaid or any other recoupment or recoupments of any governmental or private health care payor being sought, requested, claimed, or threatened in writing, against any Tenant with respect to an Unencumbered Pool Property, which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(c)            To the knowledge of the Responsible Officers of the Loan Parties, each Tenant with respect to an Unencumbered Pool Property has paid or caused to be paid or will pay in connection with its next quarterly credit balance all known and undisputed material refunds that have become due, overpayments or adjustments, except to the extent such failure to pay has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)            Health Care Permits.

(i)            Each Loan Party and, to the knowledge of the Responsible Officers of the Loan Parties, each Tenant with respect to an Unencumbered Pool Property has such permits, licenses, franchises, certificates and other approvals or authorizations of Governmental Authorities as are necessary under applicable law or regulations to own its properties and conduct its business (including without limitation such permits as are required under such federal, state and other Health Care Laws, and under similar licensure laws and such insurance laws and regulations, as are applicable thereto) (“Health Care Permits”), if the failure to obtain such permits, licenses, franchises, certificates and other approvals or authorizations could reasonably be expected to result in a Material Adverse Effect.

(ii)           To the knowledge of the Responsible Officers of the Loan Parties, each Tenant with respect to an Unencumbered Pool Property has all Medicare, Medicaid and related agency supplier billing number(s) and related documentation necessary to receive reimbursement, to the extent applicable, from Medicare and/or Medicaid for any item or service furnished by such Person in any jurisdiction where it conducts business except to the extent the failure to obtain billing number(s) or related documentation would not reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Responsible Officers of the Loan Parties, no Tenant with respect to an Unencumbered Pool Property is currently subject to suspension, revocation, renewal or denial of its Medicare and/or Medicaid certification, supplier billing number(s), or Medicare and/or Medicaid participation agreement(s), to the extent such suspension, revocation, renewal or denial would not reasonably be expected to result in a Material Adverse Effect.

Section 4.21.        Sanctions and Anti-Corruption Laws.

(a)           None of the Borrower or any of its Subsidiaries or any of their respective directors, officers, employees, agents or affiliates is a Sanctioned Person.

(b)           Borrower, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of the Borrower, the agents of the Borrower and its Subsidiaries, are in compliance with applicable Anti-Corruption Laws and applicable Sanctions. The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance therewith.

Section 4.22.       [Reserved].

Section 4.23.        REIT Status. The Borrower qualifies as, and has elected to be treated as, a REIT, and the Borrower is organized and will operate in conformity with the requirements for qualification and taxation as a REIT, and its proposed method of operation will enable the Borrower to meet the requirements for qualification and taxation as a REIT.

Section 4.24.        Unencumbered Pool Properties. Each Property included in calculations of the Unencumbered Pool Value at any time satisfies, at such time, all of the requirements contained in the definition of “Eligible Property”.

Section 4.25.        Affected Financial Institutions. None of the Borrower or any of its Subsidiaries is an Affected Financial Institution.

Section 4.26.        Beneficial Ownership Certification. As of (i) the Closing Date and the First Amendment Date, the information included in the Beneficial Ownership Certification, if delivered, is true and correct in all respects and (ii) as of the date delivered, the information included in each Beneficial Ownership Certification delivered pursuant to Section 5.17 is true and correct in all respects.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation (other than contingent indemnification Obligations for which no claim has been made) remains unpaid or outstanding:

Section 5.1.           Financial Statements and Other Information. The Borrower will deliver to the Administrative Agent (for distribution to each Lender):

(a)            as soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrower, commencing with the Fiscal Year ending December 31, 2020, a copy of the annual audited report for such Fiscal Year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by BDO USA, LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to the scope of such audit) (other than any “going concern” or similar qualification or exception related to the maturity of the Obligations or any other Indebtedness not prohibited hereunder) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b)            as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, commencing with the Fiscal Quarter ending March 31, 2021, an unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the Borrower’s previous Fiscal Year (if applicable) and the corresponding figures for the budget for the current Fiscal Year;

(c)            concurrently with the delivery of the financial statements referred to in subsections (a) and (b) of this Section (other than the financial statements for the fourth Fiscal Quarter of each Fiscal Year delivered pursuant to subsection (b) of this Section), a Compliance Certificate signed by the principal executive officer or the chief financial officer of the Borrower (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate and, if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with the Financial Covenants, (iii) specifying any change in the identity of the Subsidiaries as of the end of such Fiscal Year or Fiscal Quarter from the Subsidiaries identified to the Lenders on the Closing Date or as of the most recent Fiscal Year or Fiscal Quarter, as the case may be, (iv) identifying each Immaterial Subsidiary existing on the date of such certificate and (v) stating whether any change in GAAP or the application thereof has occurred since the date of the mostly recently delivered audited financial statements of the Borrower and its Subsidiaries that impacts such financial statements, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate.

(d)            concurrently with the delivery of the financial statements referred to in subsection (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained any knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)            [reserved];

(f)             as soon as available and in any event within 60 days after the end of the calendar year, forecasts and a pro forma budget prepared on a quarterly basis for the succeeding Fiscal Year, containing an income statement, balance sheet and statement of cash flow for the Borrower and its Subsidiaries;

(g)            within five Business Days after receipt thereof, copies of any quarterly or annual financial statements of any Tenant with respect to an Unencumbered Pool Property (or the parent company of such Tenant) to the extent provided to the Borrower or any other Loan Party;

(h)            promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(i)             promptly following any request therefor, such other information with respect to the Properties (including Unencumbered Pool Properties) as the Administrative Agent or any Lender through the Administrative Agent, may reasonably request and as is reasonably available to the Borrower or any of its Subsidiaries;

(j)             promptly, upon any change in the Borrower’s Credit Rating occurring after the Investment Grade Rating Date, a certificate stating that the Borrower’s Credit Rating has changed and the new Credit Rating that is in effect; and

(k)            promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.

So long as the Borrower is required to file periodic reports under Section 13(a) or Section 15(d) of the Exchange Act, the Borrower shall be deemed to have satisfied its obligation to deliver the financial statements referred to in clauses (a) and (b) above upon the filing of such reports with the SEC.

Section 5.2.           Notices of Material Events.

(a)            The Borrower will furnish to the Administrative Agent (for distribution to each Lender) prompt (and, in any event, not later than three Business Days after a Responsible Officer of the Borrower becomes aware thereof) written notice of the following:

(i)            the occurrence of any Default or Event of Default;

(ii)           the filing or commencement of, or any material development in, any action, suit, proceeding, audit, claim, demand, order or dispute with, by or before any arbitrator or Governmental Authority against or, to the knowledge of any Responsible Officer of any Loan Party, affecting the Borrower or any of its Subsidiaries which, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(iii)          the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (A) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) becomes subject to any Environmental Liability, (C) receives notice of any claim with respect to any Environmental Liability, or (D) becomes aware of any basis for any Environmental Liability, in each case which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(iv)          promptly and in any event within 15 days after (A) any Responsible Officer of the Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, a certificate of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by the Borrower, such Subsidiary or such ERISA Affiliate from the PBGC or any other governmental agency with respect thereto, and (B) becoming aware (1) that there has been a material increase in Unfunded Pension Liabilities (not taking into account Plans with negative Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable that could reasonably be expected to result in liability to the Borrower or any of its Subsidiaries, (2) of the existence of any Withdrawal Liability, (3) of the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Borrower, any of its Subsidiaries or any ERISA Affiliate, or (4) of the adoption of any amendment to a Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of the Borrower, any of its Subsidiaries or any ERISA Affiliate, in each case, which, either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect, a detailed written description thereof from the chief financial officer of the Borrower;

(v)           the occurrence of any event of default (beyond any applicable grace or cure period), or the receipt by the Borrower, or any of its Subsidiaries of any written notice of an alleged default or event of default, with respect to any Material Indebtedness of the Borrower or any of its Subsidiaries;

(vi)          any material amendment or modification to any Material Agreement (together with a copy thereof), and prompt notice of any termination, expiration or loss of any Material Agreement that, individually or in the aggregate, could reasonably be expected to result in a reduction in revenue or Adjusted EBITDA of the Loan Parties of 10% or more on a consolidated basis from the prior Fiscal Year; and

(vii)         any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

(b)            The Borrower will furnish to the Administrative Agent (for distribution to each Lender) the following:

(i)            promptly and in any event at least 30 days prior thereto, notice of any change (A) in any Loan Party’s legal name, (B) [reserved], (C) in any Loan Party’s identity or legal structure, (D) in any Loan Party’s federal taxpayer identification number or organizational number or (E) in any Loan Party’s jurisdiction of organization; and

(ii)           as soon as available and in any event within 30 days after receipt thereof, a copy of any environmental report or site assessment obtained by or for the Borrower or any of its Subsidiaries after the Closing Date on any Property.

(c)            The Borrower will furnish to the Administrative Agent (for distribution to each Lender) the following promptly and in any event no later than three Business Days after any Responsible Officer of any of the Loan Parties has actual knowledge of:

(i)            any Loan Party or a Tenant with respect to an Unencumbered Pool Property or an owner, officer, manager, employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in a Loan Party or Tenant with respect to an Unencumbered Pool Property, (w) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. §1320a-7a or is the subject of a proceeding seeking to assess such penalty; (x) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a-7b) or is the subject of a proceeding seeking to assess such penalty; (y) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518 or is the subject of a proceeding seeking to assess such penalty; or (z) has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or in any qui tam action brought pursuant to 31 U.S.C. §3729 et seq., in each case, that could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

(ii)            any claim to recover any alleged overpayments (other than any such claim made against the Borrower or any of its Subsidiaries that relates to a period during which the Borrower or such Subsidiary did not operate the respective facility) with respect to any receivables in excess of $1,000,000;

(iii)          notice of any final and documented material reduction in the level of reimbursement expected to be received with respect to receivables of the Borrower or any of its Subsidiaries;

(iv)          any allegations of licensure violations or fraudulent acts or omissions involving the Borrower or any of its Subsidiaries, or, to the knowledge of any of the Responsible Officers of any of the Loan Parties, any Tenant with respect to an Unencumbered Pool Property that could reasonably be expected to, in the aggregate, have a Material Adverse Effect;

(v)           the pending or threatened (in writing) imposition of any fine or penalty by any Governmental Authority under any Health Care Law against the Borrower or any of its Subsidiaries, or, to the knowledge of any of the Responsible Officers of any of the Loan Parties, any Tenant with respect to an Unencumbered Pool Property, that could reasonably be expected to have a Material Adverse Effect;

(vi)          any pending or threatened (in writing) revocation, suspension, termination, probation, restriction, limitation, denial, or non-renewal with respect to any Health Care Permit with respect to any Unencumbered Pool Property that could reasonably be expected to have a Material Adverse Effect;

(vii)         any non-routine and material inspection of any facility of the Borrower or any of its Subsidiaries, or, to the knowledge of any of the Responsible Officers of any of the Loan Parties, any Tenant with respect to an Unencumbered Pool Property by any Governmental Authority; and

(viii)        notice of the occurrence of any material reportable event or similar term as defined in any corporate integrity agreement, corporate compliance agreement or deferred prosecution agreement pursuant to which the Borrower or any of its Subsidiaries, or, to the knowledge of any of the Responsible Officers of any of the Loan Parties, any Tenant with respect to an Unencumbered Pool Property has to make a submission to any Governmental Authority or other Person under the terms of such agreement, if any.

Each notice or other document delivered under this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice or other document and any action taken or proposed to be taken with respect thereto.

Section 5.3.           Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect (i) its legal existence and (ii) its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks, trade names other intellectual property material to the conduct of their respective businesses (except, in the case of this clause (ii), as would not reasonably be expected to result in a Material Adverse Effect); provided that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.

Section 5.4.          Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including, without limitation, all Environmental Laws, ERISA, Health Care Laws, and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.5.           Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity all of their respective obligations and liabilities (including, without limitation, all taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.6.           Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrower and its Subsidiaries in conformity with GAAP.

Section 5.7.           Visitation and Inspection. The Borrower will, and will cause each of its Subsidiaries to, permit any representative or independent contractor of the Administrative Agent or any Lender to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower; provided that (a) so long as no Event of Default shall have occurred and be continuing, the Administrative Agent and the Lenders shall not make more than one such visit and inspection in any Fiscal Year; and (b) if an Event of Default has occurred and is continuing, no prior notice shall be required and the limitation on the number of visits and inspections shall no longer apply.

Section 5.8.           Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable insurance companies which are not Affiliates of the Borrower insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations (including flood insurance if required by any Requirement of Law and including general liability, professional liability and property coverage) and will, upon request of the Administrative Agent, furnish to the Administrative Agent (for distribution to the Lenders) copies of insurance certificates, endorsements and policies and/or a certificate of a Responsible Officer setting forth the nature and extent of all insurance maintained by the Borrower and its Subsidiaries in accordance with this Section.

Section 5.9.        Use of Proceeds; Margin Regulations. The Borrower will only use the proceeds of Loans to finance future acquisitions of Properties not prohibited hereby, to pay transaction costs and expenses arising in connection herewith and to finance working capital needs and for other general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U or Regulation X. All Letters of Credit will be used for general corporate purposes.

Section 5.10.        Operating Accounts. The Borrower shall, and the Borrower shall cause the other Loan Parties to, maintain with the Administrative Agent or one or more Lenders all operating and depository accounts relating to the Properties of the Loan Parties and their Subsidiaries.

Section 5.11.        Guarantors.

(a)            Prior to the Investment Grade Rating Date (or during any period following the Investment Grade Rating Date that the Borrower ceases to have an Investment Grade Rating), if, during any fiscal quarter, any Person is or becomes a Subsidiary (other than an Excluded Subsidiary or Immaterial Subsidiary) or any Excluded Subsidiary or Immaterial Subsidiary ceases to be subject to the restriction which prevented it from becoming a Guarantor as otherwise required under this Agreement (in the case of an Excluded Subsidiary) or ceases to be an Immaterial Subsidiary (in the case of an Immaterial Subsidiary), then, not later than the date on which the Compliance Certificate is required to be delivered pursuant to Section 5.1(c) with respect to such fiscal quarter or, if such fiscal quarter is the fourth fiscal quarter, the fiscal year ending on the last day of such fiscal quarter, or such longer period as the Administrative Agent may agree in its sole discretion, the Borrower shall (i) cause such Subsidiary to become a Guarantor hereunder through the execution and delivery to the Administrative Agent of a Joinder Agreement and (ii) cause such Subsidiary to deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other organizational and authorizing documents of such Subsidiary, favorable opinions of counsel to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above in a customary manner), all of which shall be reasonably satisfactory to the Administrative Agent.

(b)            On and at all times after the Investment Grade Rating Date that the Borrower maintains an Investment Grade Rating from either Rating Agency, no Subsidiary of the Borrower shall be required to become a Guarantor (and the Administrative Agent shall promptly release any Subsidiary of the Borrower from its obligations as a Guarantor hereunder and under the other Loan Documents in accordance with Section 5.11(e) below) unless any of the following conditions applies to such Subsidiary:

(i)             such Subsidiary Guarantees, or otherwise becomes obligated in respect of, any Indebtedness of the Borrower or any other Subsidiary of the Borrower; or

(ii)            (A) such Subsidiary owns an Eligible Property the value of which is included in the determination of Unencumbered Pool Value or the calculation of the financial covenant in Section 6.8 hereof and (B) such Subsidiary, or any other Subsidiary that directly or indirectly owns any Equity Interests in such Subsidiary, has incurred, acquired or suffered to exist any Indebtedness other than Nonrecourse Indebtedness.

The Borrower shall cause any Subsidiary that is not already a Guarantor and to which any of the foregoing conditions applies to become a Guarantor hereunder through the execution and delivery to the Administrative Agent of a Joinder Agreement and cause such Subsidiary to deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other organizational and authorizing documents of such Subsidiary, favorable opinions of counsel to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above in a customary manner), all of which shall be reasonably satisfactory to the Administrative Agent. Delivery of the foregoing items shall be made by the Borrower within 10 days of the applicable Subsidiary becoming subject to the condition requiring it to provide a Joinder Agreement (or Guaranty, as applicable) under this subsection (b).

(c)            The Borrower may, at its option, cause any Subsidiary that is not already a Guarantor to become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement and the other items required to be delivered under the immediately preceding clauses (a) and (b), as applicable.

(d)            Notwithstanding anything to the contrary contained herein, if the Administrative Agent notifies the Borrower (or any Lender notifies the Administrative Agent) that a Person to be made a Guarantor does not satisfy the “know your customer” or other similar requirements of the Administrative Agent or such Lender, as the case may be, then such Person shall not become a Guarantor.

(e)            The Borrower may at any time request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall (without the consent of any other Lenders) release, a Guarantor from the Guaranty Agreement so long as (i) prior to the Investment Grade Rating Date, such Guarantor is not the OP Guarantor, (ii) such Guarantor is not required to be a party to the Guaranty Agreement under either of the immediately preceding subsections (a) or (b), in each case, because of events or transactions not otherwise prohibited under any of the Loan Documents, (iii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including, without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Article VI, (vi) all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of the date of such release and with the same force and effect as if made on and as of such date (except to the extent such representations and warranties were made as of an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date), and (v) the Administrative Agent shall have received such written request at least 10 Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release. Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request. The Administrative Agent agrees to furnish to the Borrower, upon Borrower’s written request and at the Borrower’s sole cost and expense, any release, termination, or other agreement or document evidencing the foregoing release as may be reasonably requested by the Borrower.

Section 5.12.        Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, execute any and all further documents, agreements and instruments, and take all such further actions, which may be required under any Requirement of Law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents, all at the expense of the Loan Parties.

Section 5.13.        REIT Status. The Borrower will, and will cause each of its Subsidiaries to, be organized and operate its business at all times so as to satisfy all requirements necessary to qualify and maintain the Borrower’s qualification as a REIT.

Section 5.14.        Healthcare Matters.

(a)            Without limiting or qualifying Section 5.4, or any other provision of this Agreement, the Borrower will, and will cause its Subsidiaries to, be in compliance with all applicable Health Care Laws relating to the operation of such Person’s business, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)            Except where the failure to do so or noncompliance could not reasonably be expected to result in a Material Adverse Effect, the Borrower will, and will cause each of its Subsidiaries to:

(i)            obtain, maintain and preserve, and take all necessary action to timely renew, all Health Care Permits (including, as applicable, Health Care Permits necessary for it to be eligible to receive payment and compensation from and to participate in Medicare, Medicaid or any other third party payors), if any, which are necessary or useful for any Loan Party or Subsidiary thereof to obtain or maintain in the proper conduct of its business;

(ii)            solely to the extent applicable to the Loan Parties and their Subsidiaries, be and remain in compliance with all requirements for participation in, and for licensure required to provide the goods or services that are reimbursable under, Medicare, Medicaid and other third party payor programs;

(iii)          cause all licensed personnel of the Loan Parties, if any, to be in compliance with all applicable Health Care Laws in the performance of their duties to or for the Loan Parties, and to maintain in full force and effect all professional licenses and other Health Care Permits required to perform such duties; and

(iv)          keep and maintain all records required to be maintained by any Governmental Authority or otherwise under any Health Care Law applicable to the Loan Parties.

Section 5.15.        Environmental Matters.

(a)            The Borrower will, and will cause its Subsidiaries and the Tenants with respect to an Unencumbered Pool Property to, (i) comply with all Environmental Laws in respect of the Unencumbered Pool Properties except to the extent such non-compliance could not reasonably be expected to create or result in a Material Adverse Effect; and (ii) promptly take all actions necessary to prevent the imposition of any Liens (other than Permitted Encumbrances) on any of the Unencumbered Pool Properties arising out of or related to any Environmental Laws.

(b)            In respect of any Unencumbered Pool Property and to the extent the following could reasonably be expected to result in a Material Adverse Effect, if any Loan Party shall (i) receive notice that any violation of any Environmental Law may have been committed by such Person, (ii) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against any Loan Party alleging violations of any Environmental Law or requiring any such Person to take any action in connection with the release of any Hazardous Materials or (iii) receive any notice from a Governmental Authority or private party alleging that any such Loan Party may be liable or responsible for costs associated with a response to or cleanup of a release of a Hazardous Materials or any damages caused thereby, the Borrower shall provide the Administrative Agent with a copy of such notice within 10 days after the receipt thereof by any Loan Party.

(c)            At the request of the Administrative Agent from time to time, (x) in the event the Administrative Agent has a reasonable basis to believe that Hazardous Materials in a quantity or condition that violates Environmental Laws in any material respect are present on any Unencumbered Pool Properties or (y) to the extent an Event of Default has occurred and is continuing, the Borrower shall provide to the Administrative Agent within 60 days after such request, at the expense of the Borrower, an environmental site assessment report for any Unencumbered Pool Property described in such request (which, in the case of any circumstance described in clause (x), shall be limited to the affected Unencumbered Pool Property), prepared by an environmental consulting firm acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or required removal or remedial action in connection with any Hazardous Materials on such Unencumbered Pool Property to cause such property to be in compliance with Environmental Laws; without limiting the generality of the foregoing, if the Administrative Agent reasonably determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Loan Parties, and the Loan Parties hereby grant and agree to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an non-exclusive license, subject to the rights of Tenants, to enter onto their respective properties to undertake such an assessment.

Section 5.16.        [Reserved].

Section 5.17.        Beneficial Ownership Regulation. At least five (5) days prior to any Person becoming a Loan Party, if requested by the Administrative Agent, any Lender or any Issuing Bank, the Borrower shall cause any such Person that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and has not previously delivered a Beneficial Ownership Certification to deliver a Beneficial Ownership Certification to the Administrative Agent, the Issuing Banks and the Lenders.

ARTICLE VI

FINANCIAL COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation (other than contingent indemnification Obligations for which no claim has been made) remains unpaid or outstanding:

Section 6.1.           Leverage Ratio. The Leverage Ratio shall not exceed 60.0% at any time.

Section 6.2.           Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio shall not be less than 1.50 to 1.00 at any time.

Section 6.3.           Tangible Net Worth. Tangible Net Worth shall not be less than $429,900,000 plus 75.0% of the Net Proceeds received by the Borrower or any of its Subsidiaries in connection with Equity Issuances effected after the Closing Date to any Person other than the Borrower or any of its Subsidiaries.

Section 6.4.           Unencumbered Leverage Ratio. The Unencumbered Leverage Ratio shall not exceed 60.0% at any time.

Section 6.5.           Restricted Payments. On and at all times after Closing Date, the Borrower shall not, and shall not permit any of its Subsidiaries to, make any Restricted Payments during the Applicable Period most recently ended in excess of the greater of (i) 95.0% of Adjusted Funds From Operations of the Borrower for such Applicable Period and (ii) the amount required for the Borrower to maintain its status as a REIT.

Notwithstanding the foregoing, (i) but subject to the following clause (ii), if a Default or an Event of Default exists, the Borrower shall not, and shall not permit any of its Subsidiaries to, make any Restricted Payments in excess of the amount permitted pursuant to clause (ii) of the foregoing paragraph and (ii) if an Event of Default specified in Section 8.1(a), (b), (g), (h), or (i) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated, the Borrower shall not, and shall not permit any Subsidiary to, make any Restricted Payments to any Person other than to the Borrower or any Subsidiary Loan Party.

Section 6.6.           Restriction on Secured Indebtedness. The Borrower shall not permit the aggregate amount of Secured Indebtedness of the Borrower and its Subsidiaries (other than the Obligations) to exceed 30% of Total Asset Value at any time.

Section 6.7.           Restriction on Recourse Debt. The Borrower shall not permit the aggregate amount of Recourse Indebtedness of the Borrower and its Subsidiaries to exceed 10.0% of Total Asset Value.

Section 6.8.           Minimum Debt Service Coverage Ratio. The ratio of Adjusted Net Operating Income for the period of four consecutive Fiscal Quarters most recently ended attributable to all Unencumbered Pool Properties to Unsecured Debt Service for such period, shall not be less than 2.00 to 1.00 at any time.

ARTICLE VII

NEGATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation (other than contingent indemnification Obligations for which no claim has been made) remains outstanding:

Section 7.1.          Indebtedness and Preferred Equity. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)            Indebtedness created pursuant to the Loan Documents;

(b)            Indebtedness of the Borrower and its Subsidiaries existing on the date hereof and set forth on Schedule 7.1 and extensions, renewals, refinancings, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) (other than in an amount not to exceed unpaid interest and fees and reasonable out-of-pocket expenses incurred in connection therewith) or shorten the maturity or the weighted average life thereof;

(c)            Indebtedness of the Borrower and its Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof (provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements), and extensions, renewals, refinancings, or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal, refinancing or replacement) (other than in an amount not to exceed unpaid interest and fees and reasonable out-of-pocket expenses incurred in connection therewith) or shorten the maturity or the weighted average life thereof;

(d)            Indebtedness among the Loan Parties and their Subsidiaries; provided that any such Indebtedness that is owed to a Loan Party by a Subsidiary that is not a Loan Party must be permitted pursuant to Section 7.4;

(e)            Guarantees by the Borrower and any of its Subsidiaries of Indebtedness otherwise permitted to be incurred by the Borrower or any of its Subsidiaries under this Section 7.1; provided that any such Guarantee by a Loan Party for the benefit of a Subsidiary that is not a Loan Party shall be subject to Section 7.4 (other than Section 7.4(c));

(f)            Hedging Obligations permitted by Section 7.10;

(g)            Secured Indebtedness; provided that after immediately giving effect thereto and to any acquisition consummated after the end of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(a) or (b) and on or prior to such date (or, prior to the initial such delivery, after the Closing Date), the Loan Parties are in compliance with the Financial Covenants on a pro forma basis;

(h)            other unsecured Indebtedness including Permitted Subordinated Debt; provided that, immediately after giving effect thereto and to any acquisition of Properties consummated after the end of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(a) or (b) and on or prior to such date (or, prior to the initial such delivery, after the Closing Date), the Loan Parties are in compliance with the Financial Covenants on a pro forma basis (and extensions, renewals, refinancings, and replacements of any such other unsecured Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) (other than in an amount not to exceed unpaid interest and fees and reasonable out-of-pocket expenses incurred in connection therewith) or shorten the maturity or the weighted average life thereof);

(i)            Indebtedness in respect of workers’ compensation claims, self-insurance obligations, performance bonds, surety appeal or similar bonds, completion guarantees and letters of credit arising in the ordinary course of its business;

(j)             cash management obligations and other Indebtedness in respect of netting services, automatic clearing house arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts incurred in the ordinary course;

(k)            Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(l)             Indebtedness consisting of the financing of insurance premiums in the ordinary course of business; and

(m)           other Indebtedness not to exceed $5,000,000 in the aggregate at any time outstanding.

The Borrower will not, and will not permit any of its Subsidiaries to, issue any preferred stock or other preferred equity interest that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable by the Borrower or any such Subsidiary at the option of the holder thereof, in whole or in part, or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred equity interest described in this paragraph, on or prior to, in the case of clause (i), (ii) or (iii), the first anniversary of the Stated Termination Date.

Section 7.2.           Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur or assume any Lien (other than Permitted Encumbrances and Liens on assets of an Excluded Subsidiary securing the Indebtedness which causes such Subsidiary to be an Excluded Subsidiary) on any of their respective assets or property now owned or hereafter acquired if immediately upon the creation, incurrence or assumption of such Lien, or immediately thereafter, a Default or an Event of Default would be in existence.

Section 7.3.           Fundamental Changes.

(a)            The Borrower will not, and will not permit any of its Subsidiaries to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the Capital Stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided that if, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall exist, (i) the Borrower or any Subsidiary may merge with a Person if the Borrower (or such Subsidiary if the Borrower is not a party to such merger) is the surviving Person, provided that if any party to such merger is a Subsidiary Loan Party, the Subsidiary Loan Party shall be the surviving Person, (ii) any Subsidiary may merge into another Subsidiary, provided that if any party to such merger is a Subsidiary Loan Party, the Subsidiary Loan Party shall be the surviving Person, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to a Subsidiary Loan Party, and (iv) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, further, that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4.

(b)            The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto.

Section 7.4.           Investments, Loans. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Capital Stock, evidence of Indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), except:

(a)            Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.4 (including Investments in Subsidiaries existing on the date hereof);

(b)            cash and Permitted Investments;

(c)            Guarantees by Borrower and its Subsidiaries constituting Indebtedness permitted by Section 7.1; provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in subsection (d) of this Section;

(d)            Investments made by the Borrower in or to any Subsidiary and by any Subsidiary to the Borrower or in or to another Subsidiary; provided that the aggregate amount of Investments by the Loan Parties in or to, and Guarantees by the Loan Parties of Indebtedness of, any Subsidiary that is not a Subsidiary Loan Party (including all such Investments and Guarantees existing on the Closing Date) shall not exceed $10,000,000 at any time outstanding;

(e)            loans or advances to employees, officers or directors of the Borrower or any of its Subsidiaries in the ordinary course of business for travel, relocation and related expenses; provided that the aggregate amount of all such loans and advances does not exceed $2,000,000 at any time outstanding;

(f)            Hedging Transactions permitted by Section 7.10;

(g)            acquisitions of personal property in the ordinary course of business to the extent required to continue to operate the Loan Parties’ businesses permitted pursuant to Section 7.3(b);

(h)            Investments in Properties (other than Unimproved Land and Construction in Progress) or in the Capital Stock of any Person that owns or leases Properties (other than Unimproved Land and Construction in Progress), provided that any Investments other than Properties owned or held by any such Person must be permitted pursuant to another provision of this Section 7.4;

(i)             Investments received in satisfaction of judgments or in settlements of debt or compromises of obligations incurred in the ordinary course of business;

(j)             any Investment consisting of prepaid expenses, negotiable instruments held for collection and lease, endorsements for deposit or collection in the ordinary course of business, utility or workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(k)            Licenses and sublicenses of patents, trademarks, copyrights and other intellectual property in the ordinary course of business;

(l)             Investments in Unimproved Land, Construction in Progress, mortgage loans, mezzanine loans and notes receivable or the Capital Stock of any Person that owns such Investments, provided that:

(i)             any such Investments in Unimproved Land under this clause (l) shall not exceed 20% of Total Asset Value;

(ii)            any such Investments in Construction in Progress under this clause (l) shall not exceed 15% of Total Asset Value;

(iii)            any such Investment in mortgage loans, mezzanine loans and notes receivable under this clause (l) shall not exceed 20% of Total Asset Value,

provided, further, that the aggregate value of Investments described in Section 7.4(l)(i)-(iii) shall not exceed thirty percent (30%) of Total Asset Value, with a violation of this maximum value (or a violation of the maximum value set forth in any of clauses (i), (ii), or (iii) above) not constituting an Event of Default hereunder but rather resulting in such excess value being excluded when calculating Total Asset Value under this Agreement.

For purposes of determining the amount of any Investment outstanding for purposes of this Section 7.4, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).

Section 7.5.          [Reserved].

Section 7.6.          [Reserved].

Section 7.7.           Transactions with Affiliates. The Borrower will not, and will not permit any of their respective Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)            in the ordinary course of business at prices and on terms and conditions not less favorable to the Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

(b)            transactions between or among the Loan Parties in the ordinary course of business not involving any other Affiliates; and

(c)            any Restricted Payment permitted by Section 6.5.

Section 7.8.           Restrictive Agreements. The Borrower will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of any of the Loan Parties or any of their respective Subsidiaries to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any of the Borrower’s Subsidiaries to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Borrower or any of its Subsidiaries thereof, to Guarantee Indebtedness of the Borrower or any of its Subsidiaries thereof or to transfer any of its property or assets to the Borrower or any of its Subsidiaries thereof; provided that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of assets (including Capital Stock of a Subsidiary) pending such sale, provided such restrictions and conditions apply only to the assets that are to be sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to Secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness, (iv) clause (a) shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (v) the foregoing shall not apply to restrictions or conditions contained in any other agreement that evidences Unsecured Indebtedness which contains restrictions on any of the actions described in the preceding clauses (a) and (b) that are not more restrictive that those restrictions contained in the Loan Documents.

Section 7.9.           Sale and Leaseback Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

Section 7.10.        Hedging Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Borrower or any of its Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

Section 7.11.        Amendment to Material Documents. The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or waive any of its rights under (a) its certificate of incorporation, bylaws or other organizational documents or (b) any Material Agreements except in any manner that would not have a Material Adverse Effect on the Lenders, the Administrative Agent, the Borrower or any of its Subsidiaries, taken as a whole.

Section 7.12.        Accounting Changes. The Borrower will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any of its Subsidiaries.

Section 7.13.        Sanctions and Anti-Corruption Laws. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, request any Loan or Letter of Credit or, directly or indirectly, use the proceeds of any Loan or any Letter of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as the Administrative Agent, any Lender (including a Swingline Lender), the Issuing Bank, underwriter, advisor, investor or otherwise), or (iii) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money or anything else of value to any Person in violation of applicable Anti-Corruption Laws.

Section 7.14.        Permitted Subordinated Debt.

(a)            The Borrower will not, and will not permit any of its Subsidiaries to (i) prepay, redeem, repurchase or otherwise acquire for value any Permitted Subordinated Debt, or (ii) make any principal, interest or other payments on any Permitted Subordinated Debt that is not expressly permitted by the subordination provisions of the applicable Subordinated Debt Documents.

(b)            The Borrower will not, and will not permit any of its Subsidiaries to, agree to or permit any amendment, modification or waiver of any provision of any Subordinated Debt Document if the effect of such amendment, modification or waiver is to (i) increase the yield on such Permitted Subordinated Debt or change (to earlier dates) the dates upon which principal and interest are due thereon; (ii) alter the redemption, prepayment or subordination provisions thereof; (iii) alter the covenants and events of default in a manner that would make such provisions more onerous or restrictive to the Borrower or any such Subsidiary; or (iv) otherwise increase the obligations of the Borrower or any such Subsidiary in respect of such Permitted Subordinated Debt or confer additional rights upon the holders thereof which individually or in the aggregate would be materially adverse to the Borrower or any of its Subsidiaries, taken as a whole, or to the Administrative Agent or the Lenders.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1.           Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a)            any Loan Party shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b)            any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under subsection (a) of this Section or an amount related to a Bank Product Obligation) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days; or

(c)            any representation or warranty made or deemed made by or on behalf of any Loan Party or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document (including the Schedules attached hereto and thereto), or in any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect (other than any representation or warranty that is expressly qualified by a Material Adverse Effect or other materiality, in which case such representation or warranty shall prove to be incorrect in any respect) when made or deemed made or submitted; or

(d)            any Loan Party shall fail to observe or perform any covenant or agreement contained in Section 5.3 (with respect to any Loan Party’s legal existence only), 5.7, 5.9, 5.10, or 5.11, or Article VI or VII; or

(e)            any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in subsections (a), (b) and (d) of this Section) or any other Loan Document or related to any Bank Product Obligation, and such failure shall remain unremedied for 30 days (or, solely in the case of subsections (a) and (b) of Section 5.1, 5 days) after the earlier of (i) any Responsible Officer of a Loan Party becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower by the Administrative Agent; or

(f)            (i) the Borrower or any of its Subsidiaries (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness (other than any Hedging Obligation) that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace or cure period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Indebtedness and shall continue after the applicable grace or cure period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof or (ii) there occurs under any Hedging Transaction an Early Termination Date (as defined in such Hedging Transaction) resulting from (A) any event of default under such Hedging Transaction as to which the Borrower or any of its Subsidiaries is the Defaulting Party (as defined in such Hedging Transaction) and the Hedge Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount or (B) any Termination Event (as so defined) under such Hedging Transaction as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and the Hedge Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount and is not paid; or

(g)            the Borrower or any of its Subsidiaries shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in subsection (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(h)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries or their respective debts, or any substantial part of their respective assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any of its Subsidiaries or for a substantial part of their respective assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 90 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i)            the Borrower or any of its Subsidiaries shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(j)            (i) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower and its Subsidiaries in an aggregate amount exceeding the Threshold Amount, (ii) there is or arises an Unfunded Pension Liability (not taking into account Plans with negative Unfunded Pension Liability) in an aggregate amount exceeding the Threshold Amount, or (iii) there is or arises any potential Withdrawal Liability in an aggregate amount exceeding the Threshold Amount, or

(k)            any final, non-appealable judgment or order for the payment of money in excess of the Threshold Amount in the aggregate, to the extent not adequately covered by insurance as to which the applicable insurance company has not denied coverage, shall be rendered against the Borrower or any of its Subsidiaries, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(l)             any final, non-appealable non-monetary judgment or order shall be rendered against the Borrower or any of its Subsidiaries, to the extent not adequately covered by insurance as to which the applicable insurance company has not denied coverage, that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and there shall be a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m)            a Change in Control shall occur or exist; or

(n)            any provision of the Guaranty Agreement shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party, or any Loan Party shall so state in writing, or any Loan Party shall seek to terminate its obligation under the Guaranty Agreement (other than the release of any guaranty to the extent permitted pursuant to Section 5.11, Section 9.11, or any other release permitted or consented to hereunder); or

(o)            (i) the Borrower or any of its Subsidiaries shall be enjoined, restrained or in any way prevented by the final, non-appealable order of any Governmental Authority from conducting any material part of the business of the Borrower or any of its Subsidiaries and such order shall continue in effect for more than 60 days or (ii) any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy or terrorism, or other casualty, which in any such case causes, for more than 30 consecutive days, the cessation or substantial curtailment of revenue producing activities of the Borrower or its Subsidiaries if such event or circumstance is not covered by business interruption insurance and would have a Material Adverse Effect; or

(p)            the loss, suspension or revocation of, or failure to renew, any license, permit or authorization now held or hereafter acquired by the Borrower or any of its Subsidiaries, or any other action shall be taken by any Governmental Authority in response to any alleged failure by the Borrower or any of its Subsidiaries to be in compliance with applicable law if such loss, suspension, revocation or failure to renew or other action, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or

(q)            [reserved];

then, and in every such event (other than an event described in subsections (g), (h) or (i) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; provided that, if an Event of Default specified in subsections (g), (h) or (i) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 8.2.        Application of Proceeds. All amounts received by the Administrative Agent or any Lender after an Event of Default arises shall be applied as follows:

(a)            first, to the fees and other reimbursable expenses of the Administrative Agent, the Swingline Lender and the Issuing Bank then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(b)            second, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(c)            third, to the fees and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;

(d)            fourth, to the aggregate outstanding principal amount of the Loans, the LC Exposure, any amounts owing in respect of the Bank Product Obligations and any amounts owing in respect of the Hedging Obligations that constitute Obligations, until the same shall have been paid in full, allocated pro rata among the Administrative Agent, the Lenders, the Issuing Bank, the Lender-Related Hedge Providers and the Bank Product Providers based on their respective pro rata shares of the aggregate amount of such Loans, LC Exposure and Bank Product Obligations and amounts owing in respect of any such Hedging Obligations;

(e)            fifth, to additional cash collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all cash collateral held by the Administrative Agent pursuant to this Agreement is at least 103% of the LC Exposure after giving effect to the foregoing clause fifth; and

(f)            sixth, to the extent any proceeds remain, to the Borrower or as otherwise provided by a court of competent jurisdiction.

All amounts allocated pursuant to the foregoing clauses second through fourth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided that all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clauses fourth and fifth shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Bank and the Revolving Lenders as cash collateral for the LC Exposure, such account to be administered in accordance with Section 2.22(g). All cash collateral for LC Exposure shall be applied to satisfy drawings under the Letters of Credit as they occur; if any amount remains on deposit on cash collateral after all letters of credit have either been fully drawn or expired, such remaining amount shall be applied to other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, (a) no amount received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor and (b) Bank Product Obligations and Hedging Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the Bank Product Provider or the Lender-Related Hedge Provider, as the case may be. Each Bank Product Provider or Lender-Related Hedge Provider that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1.          Appointment of the Administrative Agent.

(a)            Each Lender irrevocably appoints Truist Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

(b)            The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

Section 9.2.           Nature of Duties of the Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required Lenders or Required Class Lenders of a particular Class (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct as determined by a final, non-appealable judgment by a court of competent jurisdiction. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by any Loan Party or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Loan Parties) concerning all matters pertaining to such duties.

Section 9.3.           Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder. Each of the Lenders acknowledges and agrees that outside legal counsel to the Administrative Agent in connection with the preparation, negotiation, execution, delivery and administration (including any amendments, waivers and consents) of this Agreement and the other Loan Documents is acting solely as counsel to the Administrative Agent and is not acting as counsel to any Lender (other than the Administrative Agent and its Affiliates) in connection with this Agreement, the other Loan Documents or any of the transactions contemplated hereby or thereby.

Section 9.4.           Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders or the Required Class Lenders of a Class with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders or the Required Class Lenders of a Class where required by the terms of this Agreement.

Section 9.5.           Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Loan Parties), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6.           The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “Required Class Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any of its Subsidiaries or Affiliates as if it were not the Administrative Agent hereunder.

Section 9.7.           Successor Administrative Agent.

(a)            The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States.

(b)            Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If, within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

(c)            In addition to the foregoing, if a Revolving Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Borrower to comply with Section 2.26, then the Issuing Bank and the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank or as Swingline Lender, as the case may be, effective at the close of business Atlanta, Georgia time on a date specified in such notice (which date may not be less than five Business Days after the date of such notice).

Section 9.8.           Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the IRS or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

Section 9.9.           The Administrative Agent May File Proofs of Claim.

(a)            In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(b)           (i)        to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and

(ii)        to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(c)            Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10.         Erroneous Payments.

(a)            If the Administrative Agent notifies a Lender, Issuing Bank or Swingline Lender, or any Person who has received funds on behalf of a Lender, Issuing Bank or Swingline Lender such Lender, Issuing Bank or Swingline Lender (any such Lender, Issuing Bank, Swingline Lender or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Swingline Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Swingline Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)            Without limiting immediately preceding clause (a), each Lender, Issuing Bank or Swingline Lender, or any Person who has received funds on behalf of a Lender, Issuing Bank or Swingline Lender such Lender or Issuing Bank, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or Swingline Lender, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)            (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)            such Lender, Issuing Bank or Swingline Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.10(b);

(c)            Each Lender, Issuing Bank or Swingline Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Swingline Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Swingline Lender from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)            In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Lender at any time, (i) such Lender or Issuing Bank shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Bank shall deliver any promissory notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Bank shall cease to be a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Bank, and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Bank shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Bank (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Bank or Swingline Lender under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)            The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f)            To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 9.10 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 9.11.        Guaranty Matters. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Loan Party from its obligations under the Guaranty Agreement pursuant to this Section. As specified in this Section or in Section 5.11, the Administrative Agent is authorized, at the Borrower’s expense, to execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to release such Loan Party from its obligations under the Guaranty Agreement in accordance with the terms of the Loan Documents, this Section, and Section 5.11.

Section 9.12.        ~~Syndication Agents~~[Reserved]. ~~Each Lender hereby designates Fifth Third Bank, National Association and First Horizon Bank as co-Syndication Agents and agrees that the Syndication Agents shall not have any duties or obligations under any Loan Documents to any Lender or any Loan Party.~~

Section 9.13.        [Reserved].

Section 9.14.        Bank Product Obligations and Hedging Obligations. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations and Hedging Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider or Lender-Related Hedge Provider, as the case may be.

ARTICLE X

MISCELLANEOUS

Section 10.1.        Notices.

(a)            Written Notices.

(i)            Except in the case of notices and other communications expressly permitted to be given by telephone or by electronic transmission in accordance with subsection (b) of this Section 10.1, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

To the Borrower:	Community Healthcare Trust Incorporated
3326 Aspen Grove Drive, Suite 150
Franklin, Tennessee 37067
Attention: ~~Dave Dupuy~~Bill Monroe
~~Facsimile Number: (615) 771-3064~~
Email: ~~ddupuy~~bmonroe@chct.reit

With a copy to:	Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
211 Commerce Street, Suite 800
Nashville, TN 37201
Attention: ~~Tonya Mitchem Grindon~~
~~Facsimile Number: (615) 744-5607~~Jason Strain
Email: ~~tgrindon~~jstrain@bakerdonelson.com

To the Administrative Agent:	Truist Bank
3333 Peachtree Road / 8th Floor
Atlanta, Georgia 30326
Attention: ~~Anton Brykalin~~Portfolio Manager/Community Healthcare Trust Account Manager
Facsimile Number: (404) 926-5173

With a copy to:	Truist Bank
Agency Services
303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: ~~Doug Weltz~~Agency Services Manager
Facsimile Number: (404) 221-2001
Email address: AGENCY.SERVICES@TRUIST.COM

and

Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
Attention: Nick Roecker, Esq.
Facsimile Number: (404) 881-7195
Email: nick.roecker@alston.com

To the Issuing Bank:	Truist Bank
Letter of Credit and Trade Services
7701 Airport Center Dr., Suite 2600
Greensboro, NC 27409
Facsimile Number: (366) 605-5830
Email address: lettersofcredit@truist.com
Telephone: (866) 228-4685, Opt. 1

To the Swingline Lender:	Truist Bank
Agency Services
303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: ~~Doug Weltz~~Agency Services Manager
Facsimile Number: (404) 221-2001
Email address: AGENCY.SERVICES@TRUIST.COM

To any other Lender:	To the address set forth in the Administrative Questionnaire or the Assignment and Acceptance executed by such Lender

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall be effective upon actual receipt by the relevant Person or, if delivered by overnight courier service, upon the first Business Day after the date deposited with such courier service for overnight (next-day) delivery or, if sent by facsimile, upon transmittal in legible form by facsimile machine or, if mailed, upon the third Business Day after the date deposited into the mail or, if delivered by hand, upon delivery; provided that notices delivered to the Administrative Agent, the Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section.

(ii)            Any agreement of the Administrative Agent, the Issuing Bank or any Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent, the Issuing Bank and each Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the Issuing Bank and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Bank or any Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, the Issuing Bank or any Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Issuing Bank or any Lender of a confirmation which is at variance with the terms understood by the Administrative Agent, the Issuing Bank and such Lender to be contained in any such telephonic or facsimile notice.

(b)            Electronic Communications.

(i)            Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including by e-mail to the e-mail addresses provided in subsection (a) of this Section 10.1 and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II unless such Lender, the Issuing Bank, as applicable, and the Administrative Agent have agreed to receive notices under any Section thereof by electronic communication and have agreed to the procedures governing such communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii)            Unless the Administrative Agent otherwise prescribes, (x) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (y) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (x) of notification that such notice or communication is available and identifying the website address therefor.

Section 10.2.        Waiver; Amendments.

(a)            No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank, and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or of any other Loan Document or consent to any departure by the Loan Parties therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b)            Except as otherwise expressly provided in this Agreement, no amendment or waiver of any provision of this Agreement or of the other Loan Documents (other than the Existing Fee Letter and New Fee Letter), nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Loan Parties and the Required Lenders, or the Loan Parties and the Administrative Agent with the consent of the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Lenders of a particular Class, and not Lenders of any other Class, may be amended, and the performance or observance by the Borrower or any other Loan Party or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Requisite Class Lenders for such Class of Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party with is a party thereto); provided, further, in addition to the foregoing requirements, no amendment, waiver or consent shall:

(i)            increase a Commitment of any Lender without the written consent of such Lender;

(ii)            reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby; provided, however, only the written consent of the Required Lenders shall be required to (x) waive imposition of Default Interest under Section 2.13(c) or to amend the percentage rate at which Default Interest is imposed and (y) amend any Financial Covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(iii)           postpone or modify the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or any fees of a Class hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment of a Class, without the written consent of each Lender of such Class directly affected thereby;

(iv)          while any Term Loans or Term Loan Commitments remain outstanding (A) amend, modify or waive Section 3.2 or any other provision of this Agreement if the effect of such amendment, modification or waiver is to require the Revolving Lenders to make Revolving Loans when such Lenders would not otherwise be required to do so, (B) change the amount of the Swingline Commitment or (C) change the LC Commitment, in each case, without the prior written consent of the Required Class Lenders of Revolving Lenders;

(v)           while any Revolving Loans or Revolving Commitments remain outstanding (A) amend, modify or waive Section 3.2 or any other provision of this Agreement if the effect of such amendment, modification or waiver is to require a Class of Term Loan Lenders to make Term Loans of such Class when such Lenders would not otherwise be required to do so;

(vi)           change Section 2.21(b) or (c) or Section 8.2 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly affected thereby;

(vii)          modify the definition of “Pro Rata Share” or any other provision containing such definition without the consent of each Lender directly affected thereby;

(viii)         change any of the provisions of this subsection (b) or the definition of “Required Lenders” or (except as otherwise provided in the immediately following clause (ix)) any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender;

(ix)           modify the definition of the term “Required Class Lenders” as it relates to a particular Class of Lenders or any other provision hereof specifying the number or percentage of a Class of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, solely with respect to such Class of Lenders, without the consent of each Lender in such Class;

(x)            release all or substantially all of the Guarantors, or limit the liability of all or substantially all such Guarantors, under any guaranty agreement guaranteeing any of the Obligations, without the written consent of each Lender (except as contemplated in Section 5.11, in which case the written consent of the Lenders shall not be required, subject to the terms set forth therein); or

(xi)           [reserved];

provided, further, that no such amendment, waiver or consent shall amend, modify, or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender, or the Issuing Bank without the prior written consent of such Person.

(c)            Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that no Commitment of such Lender may be increased, extended or reinstated and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender). Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3), such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of this Section notwithstanding (i) any attempted cure or other action taken by the Borrower or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by the Administrative Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Section).

(d)            Notwithstanding anything to the contrary herein, any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent (without the consent of any Lender) solely to effect administrative changes that are not adverse to any Lender or to correct administrative errors or omissions or to cure an ambiguity, defect or error. Notwithstanding anything to the contrary herein, additional extensions of credit consented to by the Required Lenders shall be permitted hereunder on a ratable basis with the existing Loans (including sharing of mandatory prepayments) and, with respect of Loans of the same Class, voluntary prepayments.

Section 10.3.        Expenses; Indemnification.

(a)            The Loan Parties shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent, the Joint Lead Arrangers and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)            The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, damages, liabilities and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Loan Parties or any of their Subsidiaries, or any Environmental Liability related in any way to the Loan Parties or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, penalties, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (w) the gross negligence, bad faith, or willful misconduct of such Indemnitee, (x) a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, (y) unless an Event of Default shall be in existence, settlement without the written consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), or (z) any claim, litigation, investigation or proceeding brought by such Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding brought by or against the Administrative Agent acting in its capacity as such). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Syndtrak, Intralinks or any other Internet or intranet website, except as a result of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment.

(c)            The Loan Parties shall pay, and hold the Administrative Agent, the Issuing Bank and each of the Lenders harmless from and against, any and all present and future applicable stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, or any payments due thereunder, and save the Administrative Agent, the Issuing Bank and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d)            To the extent that the Loan Parties fail to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under subsection (a), (b) or (c) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (in accordance with its respective Revolving Commitment (or Revolving Credit Exposure, as applicable) determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(e)            To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives and agrees not to assert, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(f)            All amounts due under this Section shall be payable promptly after written demand therefor, together with reasonable supporting documentation.

Section 10.4.        Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans and other Revolving Credit Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)            in the case of (x) an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitments, Revolving Loans and other Revolving Credit Exposure at the time owing to it (y) an assignment of the entire remaining amount of an assigning Term Loan Lender’s Term Loan Commitment or Term Loans of a Class at the time owing to it, or (z) in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)            in any case not described in Section 10.4(b)(i)(A), the aggregate amount of the Commitment of a Class (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Class of Commitments is not then in effect, the principal outstanding balance of the applicable Class of Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $5,000,000 with and in minimum increments of $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)            Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, other Revolving Credit Exposure or the Commitments assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes of Commitments or Loans on a non-pro rata basis.

(iii)            Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.4(b)(i)(B) and, in addition:

(A)            the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof;

(B)            the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is to a Lender of the same Class of Commitments or Loans, an Affiliate of such Lender or an Approved Fund of such Lender; and

(C)            the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments.

(iv)           Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.20(e).

(v)           No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(vi)          No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

(vii)         Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section. If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent unless it shall object thereto by written notice to the Administrative Agent within five Business Days after notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower.

(c)            The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrower hereby agrees that, to the extent Truist Bank serves in such capacity, Truist Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.

(d)            Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Bank, sell participations to any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(e)            Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of such Lender; (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder; (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment; (iv) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby; (v) change any of the provisions of Section 10.2(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; (vi) release all or substantially all of the guarantors, or limit the liability of all or substantially all of such guarantors, under any guaranty agreement guaranteeing any of the Obligations (except as expressly set forth herein); or (vii) [reserved]. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19, and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant agrees to be subject to Section 2.24 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.21 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Borrower and the Administrative Agent shall have inspection rights to such Participant Register (upon reasonable prior notice to the applicable Lender) solely for purposes of demonstrating that such Loans or other obligations under the Loan Documents are in “registered form” for purposes of the Code.

(f)            A Participant shall not be entitled to receive any greater payment under Sections 2.18 and 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.20 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.20(e) and 2.20(f) as though it were a Lender.

(g)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5.        Governing Law; Jurisdiction; Consent to Service of Process.

(a)            This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof except for Sections 5-1401 and 5-1402 of the New York General Obligations Law) of the State of New York.

(b)            Each of the Loan Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and of any state court of the State of New York or the Supreme Court of the State of New York sitting in New York county, and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or New York state court or, to the extent permitted by applicable law, such appellate court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)            Each of the Loan Parties irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in subsection (b) of this Section and brought in any court referred to in subsection (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.6.        WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.7.        Right of Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to any Loan Party, any such notice being expressly waived by the each such to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of such Loan Party at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of the Borrower and the other Loan Parties against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.26(b) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender and the Issuing Bank agrees promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender or the Issuing Bank, as the case may be; provided that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender and the Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Loan Parties and any of their Subsidiaries to such Lender or the Issuing Bank.

Section 10.8.        Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Existing Fee Letter, the New Fee Letter, the other Loan Documents, and any separate letter agreements relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.

Section 10.9.        Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates, reports, notices or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18, 2.19, 2.20, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the Loan Documents in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.

Section 10.10.       Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11.       Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to take normal and reasonable precautions to maintain the confidentiality of any information relating to the Loan Parties or any of their Subsidiaries or any of their respective businesses, to the extent designated in writing as confidential and provided to it by the Loan Parties or any of their Subsidiaries, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender including, without limitation, accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Loan Parties or any of their Subsidiaries, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to execution by such Person of an agreement containing provisions substantially the same as those of this Section (or language substantially similar to this paragraph, including provisions customary in the syndicated loan market), to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) to any rating agency, (viii) to the CUSIP Service Bureau or any similar organization, (ix) for the purpose of establishing a “due diligence” defense, (x) to the extent that such information is independently developed by such disclosing party (other than with confidential information provided to such disclosing party by the Loan Parties and their Subsidiaries), (xi) to industry trade organizations, general information with respect to this Agreement that is customary for inclusion in league table measurements or (xii) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information. In the event of any conflict between the terms of this Section and those of any other Contractual Obligation entered into with any Loan Party (whether or not a Loan Document), the terms of this Section shall govern.

Section 10.12.      Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender.

Section 10.13.       Patriot Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that, (a) pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act and (b) pursuant to the Beneficial Ownership Regulation, it is required to obtain a Beneficial Ownership Certificate.

Section 10.14.       No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and each other Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that (i) (A) the services regarding this Agreement provided by the Administrative Agent and/or the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) each of the Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person, and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower, any other Loan Party or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent and the Lenders has no obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.15.       Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 10.16.      Effect on Existing Credit Agreement.

(a)            Upon satisfaction of the conditions precedent set forth in Section 3.1, this Agreement shall exclusively control and govern the mutual rights and obligations of the parties hereto with respect to the Existing Credit Agreement, and the Existing Credit Agreement shall be superseded by this Agreement in all respects, on a prospective basis only.

(b)            THE PARTIES HERETO HAVE ENTERED INTO THIS AGREEMENT SOLELY TO AMEND AND RESTATE THE TERMS OF, AND THE OBLIGATIONS OWING UNDER AND IN CONNECTION WITH, THE EXISTING CREDIT AGREEMENT. THE PARTIES DO NOT INTEND THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY TO BE, AND THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING BY THE BORROWER UNDER OR IN CONNECTION WITH THE EXISTING CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (AS DEFINED IN THE EXISTING CREDIT AGREEMENT).

Section 10.17.        Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):(a)        In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 10.17, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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SCHEDULE I

Commitment Amounts

Lender	~~Revolving Commitment Amount~~	~~A-3 Term Loans~~Revolving Commitment Amount	A-4 Term Loan Commitments	A-5 Term Loan Commitments
Truist Bank	~~$25,500,000~~	$~~14,000,000~~65,000,000	$26,000,000	$25,500,000
KeyBank National Association		$60,000,000	$0	$0
Fifth Third Bank, National Association	~~$17,500,000~~	$~~9,500,000~~40,000,000	$12,000,000	$18,250,000
First Horizon Bank	~~$17,500,000~~	$~~9,500,000~~40,000,000	$12,000,000	$18,250,000
Huntington National Bank	~~$17,500,000~~	$~~9,500,000~~40,000,000	$12,000,000	$18,250,000
Regions Bank	~~$17,500,000~~	$~~9,500,000~~40,000,000	$12,000,000	$18,250,000
~~Pinnacle Bank~~	~~$7,000,000~~	~~$9,000,000~~	~~$20,000,000~~	~~$18,250,000~~
Synovus Bank	~~$7,000,000~~	$~~9,000,000~~40,000,000	$9,500,000	$0
Hancock Whitney Bank	~~$7,000,000~~	$~~5,000,000~~23,500,000	$8,000,000	$18,250,000
Pinnacle Bank		$20,000,000	$20,000,000	$18,250,000
Cadence Bank	~~$9,000,000~~	$~~0~~9,000,000	$6,000,000	$5,000,000
Renasant Bank	~~$7,500,000~~	$~~0~~12,500,000	$7,500,000	$10,000,000
~~CapStar~~ServisFirst Bank	~~$10,000,000~~	$~~0~~10,000,000	$0	$0
~~ServisFirst Bank~~	~~$7,000,000~~	~~$0~~	~~$0~~	~~$0~~
Total	~~$150,000,000~~	$~~75,000,000~~400,000,000	$125,000,000	$150,000,000